As filed with the SEC on September 9, 2001
                                       Registration No. 333-66734


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                AMENDMENT NO #1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          ----------------------------


                             FIRST SOUTHERN BANCORP

             (Exact name of registrant as specified in its charter)

            Georgia                        6021                    58-2635782
     ---------------------      --------------------------       ------------
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)



                          101B South Zetterower Avenue
                            Statesboro, Georgia 30458
                                 (912) 489-7600
     (Address and Telephone Number of Intended Principal Place of Business)
                          ----------------------------
                                 F. Thomas David
                             Chief Executive Officer
                          101B South Zetterower Avenue
                            Statesboro, Georgia 30458
                                 (912) 489-7600
           (Name, Address, and Telephone Number of Agent For Service)
                          ----------------------------
                Copies of all communications, including copies of
                      all communications sent to agent for
                           service, should be sent to:

                              Neil E. Grayson, Esq.
                              J. Brennan Ryan, Esq.

                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6225 (Fax)

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|_____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_| ___________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_| ___________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                     Proposed          Maximum        Proposed Maximum      Amount of
  Title of Each Class of           Amount to be    Offering Price    Offering Aggregate    Registration
  Securities to be Registered       Registered        Per Share            Price               Fee
---------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value....     1,000,000         $10.00           $10,000,000           $2,500*
Warrants........................       495,333         $    0           $         0           $    0
================================= ================ ================ ===================== ===============

* previously paid

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.


     This is a preliminary prospectus and is not yet complete. _______, 2001

                             FIRST SOUTHERN BANCORP

                       A proposed bank holding company for

                                [BANK LOGO HERE]


                     FIRST SOUTHERN NATIONAL BANK (In Organization)


                        1,000,000 Shares of Common Stock
                                $10.00 per share
                         -------------------------------

         We are offering shares of common stock of First Southern Bancorp to fund the start-up of a new community bank, First Southern National Bank. We are currently obtaining regulatory approval for the bank and expect to open the bank by the first quarter of 2002. First Southern Bancorp will be the holding company and sole owner of the bank. The bank will be headquartered in Statesboro, Georgia. This is our first offering of stock to the public, and there is no public market for our shares. The minimum purchase requirement for investors is 100 shares and maximum purchase amount is 5% of the offering, although we may at our discretion accept subscriptions for more.

         Initially, there will be no established market for our common stock. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. We do not expect a liquid market for our common stock to develop for several years, if at all.


         Our organizers will receive warrants to purchase one share of common stock for $10.00 per share for every two shares they purchase in the offering, except for Christopher T. Cliett, a non-director organizer, who will receive warrants to purchase one share of common stock for $10.00 per share for every three shares he purchases in the offering. If each organizer exercises his warrants in full, the organizers' and executive officers' ownership of First Southern Bancorp will increase to 66.9% based on the minimum offering and 44.6% based on the maximum offering. We describe the warrants in more detail in the "Management - Stock Warrants" section on page 40.


         The shares will be sold by our officers and directors, who will not be paid any fees or commissions for their selling services.

         The offering is scheduled to end on January 31, 2002, but we may extend the offering until August 31, 2002, at the latest. All of the money which we receive will be placed with an independent escrow agent which will hold the money until we sell (1) at least 610,000 shares, and (2) we receive preliminary approval from our bank regulatory agencies for the new bank. If we do not meet these conditions before the end of the offering period, we will return all funds received to the subscribers promptly, without interest.

         This table summarizes the offering and the amounts we expect to receive.

                                                Minimum Total    Maximum Total
                                    Per Share  610,000 Shares  1,000,000 Shares
                                    ---------  --------------  ----------------

Public Offering Price.................$10.00     $6,100,000     $10,000,000

Proceeds to First Southern  Bancorp...$10.00     $6,100,000     $10,000,000


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

         This is a new business. As with all new businesses, an investment will involve risks. It is not a deposit or an account and is not insured by the FDIC or any other government agency. You should not invest in this offering unless you can afford to lose some or all of your investment. Once we accept your subscription, you may not revoke it without our consent.


         The risks of this investment are described under the heading "Risk Factors" beginning on page 7.


         Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ___________ ____, 2001

                             FIRST SOUTHERN BANCORP
                     FIRST SOUTHERN NATIONAL BANK (In Organization)
                              Proposed Market Area













         [INSERT MAP OF GEORGIA AND BULLOCH COUNTY SHOWING MARKET AREA]

                                     SUMMARY

   We encourage you to read the entire prospectus carefully before investing.

First Southern Bancorp and First Southern National Bank


         We incorporated First Southern Bancorp in April 2001 to organize and serve as the holding company for First Southern National Bank, a new national bank proposed to be located in Statesboro, Georgia. The bank will focus on the local community, emphasizing personal service to individuals and businesses in Bulloch and surrounding counties. On August 31, 2001, we received preliminary approval from the Office of the Comptroller of the Currency to open the new bank. On September 4, 2001 we also received preliminary approval from the FDIC for deposit insurance. Final approval is conditioned upon raising the required minimum capital, the receipt of Federal Reserve Board approval, and the implementation of proper bank regulatory policies and procedures. We will file for approval of the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank upon its formation. We expect to receive all final regulatory approvals and open for business by the first quarter of 2002.


Why We Are Organizing A New Bank In Bulloch County

         Bulloch County has a growing and dynamic economic environment centered around educational services, manufacturing, and agriculture that we believe will support First Southern National Bank. It is Georgia's 35th most populous county with over 55,000 residents. The largest employer in the county is Georgia Southern University, which has helped to support a stable business and educational foundation. The business environment in the county has also benefited recently from the location of the Briggs & Stratton manufacturing facility, Viracon, and a Wal-Mart distribution center in the area. Bulloch County is also the largest row-crop county in Georgia. In 1999, the average unemployment rate was approximately 2.6%. One factor in this economic growth and low unemployment rate is Statesboro's ability to attract a large number of commuting workers from the eight contiguous counties.

         We believe that there is an opportunity in Bulloch County for a new locally managed bank focused on the community and personalized service to individuals and local businesses. While the county's bank and thrift deposits grew over the last five years at an average annual rate of over 2%, the only remaining locally-based community bank experienced average annual growth rates of over 10% during this same period. We believe that this indicates many residents in the area prefer the community bank experience to that provided by the larger and more impersonal regional and super-regional banks. Despite this perceived preference, large regional banks continue to consolidate the banking market through mergers and acquisitions, as evidenced by Branch Banking & Trust's recent acquisition of First Bulloch Bank & Trust Company. This acquisition left only one community bank in Statesboro. We believe that the combination of positive deposit growth rates, good economic conditions, and the consolidation of existing community banks into larger banks creates a favorable environment for a new community oriented bank.

         Taking advantage of this opportunity, First Southern National Bank will position itself as "the hometown bank" that cares about its clients. We will provide professional and personalized service to our clients by employing well trained, seasoned bankers who are familiar with our market area and our clients' individual needs. We will emphasize our local ownership and management and our strong ties to the Bulloch County community. Our target market will be primarily individuals and small- to medium-sized businesses who desire a consistent and professional relationship with a local banker.

Our Organizers, Board of Directors, and Management

         First Southern Bancorp was founded and organized by 17 local business leaders, most of whom have lived in Statesboro for many years. We believe our organizers' long-standing ties to the community and their significant business experience will provide First Southern National Bank with the ability to effectively assess and address the needs of our proposed market area. These organizers are also community leaders and serve on numerous charitable and service organizations throughout Bulloch County. All of our organizers, except for

Christopher T. Cliett who will serve as senior vice president and chief credit officer of First Southern Bancorp and First Southern National Bank, will be directors of First Southern Bancorp.

         Our Board of Directors consists of the following:

o        Michael R. Anderson                o        R. Whitman Lord
o        F. Thomas David                    o        Laura T. Marsh
o        Charles A. Deal                    o        Jeffrey D. Pope
o        William I. Griffis                 o        Ronnie J. Pope
o        Tracy D. Ham                       o        Hudson J. Powell, Sr.
o        James A. High                      o        Lamar O. Reddick
o        W. Pratt Hill, III                 o        Devra P. Walker
o        Michael R. Kennedy                 o        L. Anthony Waters, III

         Our management team consists of the following:

o F. Thomas David is the proposed president and chief executive officer for the holding company and the bank. He has over 25 years of banking experience, including four in the Bulloch County area. Until he was drawn out of retirement to begin preparations to open First Southern National Bank, he most recently served as president of Sea Island Bank in Statesboro, Georgia.

o Christopher T. Cliett is the proposed senior vice president and chief credit officer for the holding company and the bank. Mr. Cliett has over 18 years of banking experience. He most recently served as city president of Branch Banking & Trust, Swainsboro, Georgia from 1994 until 2001, when he agreed to join our organizing effort.

o Charles R. ("Bo") Fennell is the proposed chief financial officer for the holding company and the bank. Prior to joining our company, Mr. Fennell was the chief financial officer of Eagle Bank and Trust in Statesboro, Georgia.

         We are in the process of assembling the rest of our management team. We are looking for individuals who reside in our market area and have significant local banking experience and a history of service to the community.

Products and Services

         We plan to offer most of the products and services offered by larger banks by utilizing modern delivery systems coupled with personalized service. Our lending services will include consumer loans and lines of credit, commercial and business loans and lines of credit, residential and commercial real estate loans, and construction loans. We expect that our initial legal lending limit will be approximately $900,000 immediately following the offering. We will competitively price our deposit products, which will include checking accounts, savings accounts, money market accounts, certificates of deposit, commercial checking accounts, and IRAs. We will also provide cashier's checks, credit cards, safe deposit boxes, traveler's checks, direct deposit, and U.S. savings bonds. We intend to deliver our services though a variety of methods, including ATMs, banking by mail, and drive-through banking, and we are considering providing internet banking services to our customers.

The Offering and Ownership by Management

         We believe our bank regulators will require us to capitalize First Southern National Bank with at least $6,000,000. Therefore, we plan to sell a minimum of 610,000 shares and a maximum of 1,000,000 shares in the offering, all at $10 per share. Our organizers and executive officers intend to purchase 351,500 shares, which represents 57.6% of the shares outstanding if we complete the minimum offering and 35.2% of the shares outstanding if we complete the maximum offering. To compensate them for their financial risk and efforts in organizing the bank, our organizers will receive warrants to purchase one share of common stock for $10.00 per share for every two shares they purchase in this offering, except for Christopher T. Cliett, a non-director organizer, who will receive warrants to purchase one share of common stock for $10.00 per share for every three shares he purchases in this offering. Each warrant is expected to have a term of 10 years. If each organizer exercises his warrants in full, the organizers' and executive officers' ownership of First Southern Bancorp will increase to 66.9% if we complete the minimum offering or 44.6% if we complete the maximum offering. We hope to sell most of the remaining shares to individuals and businesses in Bulloch County who share our desire to support a new local community bank.

Funds Received Will be Placed in Escrow


         We cannot open the bank without regulatory approvals. Therefore, we will place all of the proceeds from investors in this offering with an independent escrow agent, The Bankers Bank. The escrow agent will hold these funds until we raise $6,100,000 and receive preliminary regulatory approvals to open the bank, obtain deposit insurance, and form a bank holding company to own all of the stock of the bank. On August 31, 2001, we received preliminary approval from the Office of the Comptroller of the Currency to open the bank, and on September 4, 2001 we received preliminary approval for deposit insurance from the FDIC. We intend to file an application with the Federal Reserve Board to form a bank holding company in the third quarter of 2001. We currently intend to close the offering on January 31, 2002, but may extend the offering up to August 31, 2002. If we fail to meet these conditions by the close of the offering, we will promptly refund your subscription in full, without interest, and will use the investments by our founding organizers to pay expenses and liquidate the company.


Shares Will be Sold by Our Officers and Directors

         Our officers and directors will handle the sale of most of the shares in this offering. We will not pay them any fees or commissions for their efforts.

Market for the Shares

         Initially, there will be no established market for our common stock. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. Even if we secure a broker-dealer, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market. We do not expect a liquid market for our common stock to develop for several years, if at all.

Use of Proceeds

         We will use the first $6,000,000 we raise in this offering to capitalize First Southern National Bank. This is the amount of capital we believe our banking regulators will require for us to open the bank. Of this amount, the bank will use approximately $3,000,000 of the funds it receives to construct its main office, purchase furniture, fixtures, and equipment, purchase and remove a modular facility, and pay pre-opening expenses of the bank. The bank will use its remaining funds of $3,000,000 in a minimum offering, which represents 50% of the minimum offering, or $3,975,000 in a maximum offering, which represents 40% of the maximum offering, for working capital necessary for its operations. We will use the remaining net proceeds of the offering of $100,000 in a minimum offering, which represents 1.7% of the minimum offering, or $100,000 in the maximum offering, which represents 1.0% of the maximum offering, to pay expenses of this offering and of organizing the holding company, and to provide general working capital for the holding company. For more detailed information see "Use of Proceeds" beginning on page 13.

We Do Not Initially Plan to Pay Dividends

         Because we are a new business, we will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank.

Location of Offices

         Our main office is located at 201 South Main Street, Statesboro, Georgia 30458. The site is approximately 2.0 acres in size, and the building will be approximately 10,000 square feet. We will commence construction of this permanent facility following completion of the offering. We expect to complete this permanent facility in the fourth quarter of 2002. In the interim period, we will operate out of a temporary bank facility at the same location. We are presently located at 101B South Zetterower Ave., Statesboro, Georgia 30458 and will remain in this office until our temporary bank facility is prepared. Our telephone number is (912) 489-7600.

                                  RISK FACTORS


         The following is a summary of some of the risks that we will encounter in starting and operating the new bank. An investment in our common stock involves a significant degree of risk and you should not invest in the offering unless you can afford to lose some or all of your investment. Please read the entire prospectus for a more thorough discussion of the risks of an investment in our common stock.


We are a new business and there is a risk we may not be successful.

         Neither First Southern Bancorp nor First Southern National Bank has any operating history. The operations of new businesses are always risky. Because First Southern National Bank has not yet opened, we do not have historical financial data and similar information that would be available for a financial institution that has been operating for several years.

We expect to incur losses for more than one year and there is a risk we may never become profitable.

         In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur large initial expenses and may not be profitable for more than one year, if at all. Our future profitability is dependent on numerous factors including the continued success of the economy of the community and favorable government regulation. While the economy in this area has been strong in recent years, an economic downturn in the area would hurt our business. We are also a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank's right to make loans, purchase securities, and pay dividends. Although we expect to become profitable in our third year, there is a risk that a deterioration of the local economy or adverse government regulation could affect our plans. If this happens, we may never become profitable and you will lose part or all of your investment.

We cannot open the bank for business until we receive regulatory approvals, which are at the discretion of our regulatory agencies.


         We cannot begin operations until we receive all required regulatory approvals. We will not receive these approvals until we satisfy all requirements for new banks imposed by state and federal regulatory agencies. We have already received preliminary approval from the Office of the Comptroller of the Currency to open the bank and from the FDIC for deposit insurance. We will file an application with the Federal Reserve Board prior to opening the bank. We expect to receive our preliminary regulatory approvals by the fourth quarter of 2001. We expect to receive final approvals by the first quarter of 2002, but it may take longer. If we ultimately do not open, we anticipate that we will dissolve the company, and return to our investors all funds remaining after paying the expenses incurred through this time.


Any delay in opening First Southern National Bank will result in additional losses.

         We intend to open the bank by the first quarter of 2002. If we do not receive all necessary regulatory approvals as planned, the bank's opening will be delayed or may not occur at all. If the bank's opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase.

We will depend heavily on F. Thomas David, and our business would suffer if something were to happen to him or if he were to leave.

         F. Thomas David will be our president and chief executive officer. He will provide valuable services to us, and he would be difficult to replace. We have an employment agreement with Mr. David and carry $500,000.00 of insurance on his life payable to the bank. Nevertheless, if he were to leave, our business would suffer.

We determined the offering price of $10.00 arbitrarily, and it will fluctuate once the shares become freely tradable after the offering.

         Because we do not have any history of operations, we determined the price arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.

We will not have a large number of shareholders or a large number of shares outstanding after the offering, which may limit your ability to sell or trade the shares after the offering.

         Initially, there will be no established market for our common stock. After the offering, we will encourage broker-dealers to match buy and sell orders for our common stock on the OTC Bulletin Board. However, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market. We do not expect a liquid market for our common stock to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common stock.

Our organizers will purchase a large percentage of our stock in the offering, which may allow them to control the company and affect our shareholders' ability to receive a premium for their shares.


         Our organizers and executive officers intend to purchase 351,500 shares in this offering, for a total investment of $3,515,000. As a result, they will own approximately 57.6% of the shares outstanding if we complete the minimum offering or 35.2% of the shares outstanding if we complete the maximum offering. Additionally, each of the organizers will receive a warrant to purchase one share of common stock at $10.00 per share for every two shares they purchase in the offering, except for Christopher T. Cliett, a non-director organizer, who will receive warrants to purchase one share of common stock for $10.00 per share for every three shares he purchases in this offering. If each organizer exercises his warrants in full, the organizers' and executive officers' ownership of First Southern Bancorp will increase to 66.9% if we complete the minimum offering or 44.6% if we complete the maximum offering. As a result, the organizers as a group will have significant influence over our affairs and policies. Their voting power may be sufficient to control the outcome of director elections or block significant transactions affecting First Southern Bancorp, including acquisitions. This could prevent shareholders from receiving a premium for their shares, which may be offered by a potential acquirer. In addition, the organizers may purchase additional shares in the offering, especially if necessary to meet the minimum offering amount. See "The Offering - General" section on page 10.


We will face strong competition for customers from larger and more established banks, which could prevent us from obtaining customers, and may cause us to have to pay higher interest rates to attract customers.

         We will encounter strong competition from existing banks and other types of financial institutions operating in the Bulloch County area and elsewhere. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like Wachovia Bank and Branch Banking & Trust, and others are owned by larger bank holding companies, like Synovus Financial Corp. and PAB Bancshares. These institutions offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits.

In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. See "Proposed Business - Marketing Opportunities- Competition" on page 17 and "Supervision and Regulation" starting on page 25.

We may not be able to compete with our larger competitors for larger customers because our lending limits will be lower than theirs.

         We will be limited in the amount we can loan a single borrower by the amount of the bank's capital. The legal lending limit is 15% of the bank's capital and surplus. We expect that our initial legal lending limit will be approximately $900,000 immediately following the offering if we complete the minimum offering, or $1,046,250 if we complete the maximum offering. Until the bank is profitable, our capital will continue to decline and therefore our lending limit. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions.

We are authorized to issue preferred stock which, if issued, may adversely affect your voting rights and reduce the market price of our common stock.

         We are authorized by our articles of incorporation to issue shares of preferred stock without the consent of our shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution, or winding up. The existence of rights which are senior to common stock may reduce the price of our shares. We do not have any plans to issue any shares of preferred stock at this time.

The exercise of warrants and stock options will cause stock dilution and may adversely affect the value of our common stock.

         The organizers and officers may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in First Southern Bancorp. Upon completion of the offering, we will issue to the organizers warrants to purchase one share of common stock at $10.00 per share for every two shares they purchase in the offering, except for Christopher T. Cliett, a non-director organizer, who will receive warrants to purchase one share of common stock for $10.00 per share for every three shares he purchases in the offering. If the director organizers purchase 325,500 shares in the offering and the non-director organizer purchases 25,000 shares in the offering, we will issue warrants to purchase an additional 171,083 shares of common stock to them. In addition, after the offering, we expect to adopt a stock option plan which will permit us to grant options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" concerning First Southern Bancorp and First Southern National Bank and their operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on many factors about which we are unsure, including those discussed above. Many of these risks and factors are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," and similar expressions identify forward-looking statements. The most significant of these risks, uncertainties, and other factors are discussed under the heading "Risk Factors" beginning on page 7 of this prospectus. We urge you to carefully consider these factors prior to making an investment.

                                  The Offering
General

         We are offering a minimum of 610,000 shares and a maximum of 1,000,000 shares of our common stock at a price of $10.00 per share to raise between $6,100,000 and $10,000,000. We intend to impose a minimum purchase for any investor of 100 shares and a maximum purchase of 5% of the offering, although we reserve the right to accept subscriptions for more or less.


         The organizers and executive officers intend to purchase 351,500 shares in the offering, for a total investment of $3,515,000. As a result, the organizers and executive officers will own approximately 57.6% of the common stock outstanding upon completion of the offering if we sell the minimum number of 610,000 shares, and 35.2% of the common stock outstanding upon completion of the offering if we sell the maximum number of 1,000,000 shares. Additionally, each of the organizers will receive a warrant to purchase one additional share of common stock at $10.00 per share for every two shares purchased during the offering, except for Christopher T. Cliett, a non-director organizer, who will receive warrants to purchase one share of common stock for $10.00 per share for every three shares he purchases in the offering. These warrants will be exercisable for 10 years following completion of the offering. If each organizer exercises his warrants in full, the organizers' and executive officers' ownership of First Southern Bancorp will increase to 66.9% based on the minimum offering and 44.6% based on the maximum offering. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the minimum offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified minimum offering amount indicates the merits of this offering.


         We must receive your subscription for shares before midnight, Eastern Standard Time, on January 31, 2002, unless we sell all of the shares earlier or we terminate or extend the offering. We reserve the right to terminate the offering at any time or to extend the expiration date up to August 31, 2002. Extension of the expiration date might cause an increase in our expenses. We do not have to give you any prior written notice of an extension. If we extend the offering up to August 31, 2002, subscriptions we have already accepted will still be binding. We intend to inform all subscribers of any extensions of the offering.

         Accepted subscriptions will be binding and may not be revoked except with our consent. We reserve the right to cancel or reject any or all of subscriptions before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed; however, we believe that we will not have to adjust subscribers for the minimum number of shares. In deciding which subscriptions to accept, we may take into account many factors, including:

         o the order in which subscriptions are received;
         o a subscriber's potential to do business with or to direct customers to the bank; and
         o our desire to have a broad distribution of stock ownership.

If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of such subscription, we will refund the amount remitted for shares for which a subscription is rejected or canceled. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow.

Conditions to the Offering and Release of Funds

         We will place all subscription proceeds with The Bankers Bank, which will serve as an independent escrow agent. The escrow agent will hold these funds, and no shares will be issued, until:

         o We have accepted subscriptions and payment in full for a minimum of 610,000 shares at $10.00 per share;

         o We have received preliminary approval from the Office of the Comptroller of the Currency to grant us a national bank charter, which we have already obtained;

         o We have received preliminary approval of the bank's application for deposit insurance from the FDIC, which we have already obtained;


         o We have obtained preliminary approval from the Federal Reserve to acquire the stock of the bank.


If First Southern Bancorp terminates the offering or if the offering period expires before these conditions are satisfied, then:

         o We will cancel accepted subscription agreements and subscribers in the offering will not become shareholders;

         o The funds held in the escrow account will not be subject to the claims of any of our creditors or available to defray the expenses of this offering; and

         o We will return the full amount of all subscription funds promptly to subscribers, without interest earned.

         The escrow agent has not investigated the desirability, advisability, or merits of a purchase of the shares. The escrow agent will invest escrowed funds in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or other similar investments as we agree on with the escrow agent. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

         If the conditions for releasing subscription funds from escrow are met and the funds are released but we do not receive final regulatory approval to operate the bank, or if the bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate First Southern Bancorp. First Southern Bancorp would be dissolved and First Southern Bancorp's net assets, consisting primarily of the funds received in this offering, less the costs and expenses we have incurred, would be distributed to the shareholders other than the organizers, who will not receive any distribution until all other shareholders have received their initial investments.

Plan of Distribution

         Offers and sales of the common stock will be made by our officers and directors. First Southern Bancorp believes these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1. Our organizers who participate in our stock sales effort will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration.

         Prior to this offering there has been no public market for the shares. We established the initial offering price of the shares based upon our assessment of the capital needs of First Southern Bancorp and the commercial potential of the services to be offered by First Southern National Bank. We expect that a secondary market in our common shares may eventually develop, although we cannot be sure. In general, if a secondary market develops, the shares other than those held by affiliates will be freely transferable in the market. See "Description of the Capital Stock of First Southern Bancorp - Shares Eligible for Future Sale" on page 43.

How to Subscribe

         If you desire to purchase shares of the common stock of First Southern Bancorp, you should:

         1. Complete, date, and execute the subscription agreement which you received with this prospectus;

         2. Make a check, bank draft, or money order payable to "The Bankers Bank, Escrow Account for First Southern Bancorp," in the amount of $10.00 times the number of shares you wish to purchase; and

         3. Deliver the completed subscription agreement and check to First Southern Bancorp at the following address:

                  Mr. F. Thomas David
                  First Southern Bancorp
                  P.O. Box 567
                  Statesboro, Georgia  30459

         If you have any questions about the offering or how to subscribe, please call Mr. David at (912) 489-7600 (or any of the other organizers). If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds of $6,025,000 from the sale of 610,000 shares of common stock in the offering and $9,925,000 from the sale of 1,000,000 shares of common stock in the offering, after deducting estimated organizational and offering expenses. We have established a line of credit in the amount of $1,100,000 with Nexity Bank at the prime rate minus 0.75% to pay pre-opening expenses of the holding company and the bank prior to the completion of the offering. We intend to pay off this line of credit with proceeds that we receive from this offering. We believe that the minimum proceeds of $6,100,000 from the offering will satisfy the cash requirements for the next 12 months for both First Southern Bancorp and First Southern National Bank, but we cannot be sure. The following two paragraphs describe our proposed use of proceeds based on our present plans and business conditions.

Use of Proceeds By First Southern Bancorp

         The following table shows the anticipated use of the proceeds by First Southern Bancorp. We describe the bank's anticipated use of proceeds in the following section. As shown, we will use $6,000,000 to capitalize the bank in the event we complete the minimum offering. We will also capitalize the bank with at least 25% of any amounts that we raise in excess of the minimum offering. We will initially invest the remaining proceeds in United States government securities or deposit them with First Southern National Bank. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to expand, for example by opening additional facilities or acquiring other financial institutions. In addition to our main office, we currently plan to open an additional branch office in the Bulloch County area in the next three years. We do not have any other definitive plans for expansion.

                                                                            Minimum              Maximum
                                                                           Offering             Offering
                                                                        610,000 shares      1,000,000 shares
                                                                        --------------      ----------------

Gross proceeds from offering..................................            $   6,100,000       $  10,000,000

Offering and organizing expenses of First Southern Bancorp....            $     (75,000)      $     (75,000)

Investment in capital stock of the bank.......................            $  (6,000,000)      $  (6,975,000)
                                                                          -------------       -------------
Remaining proceeds............................................            $      25,000       $   2,950,000
                                                                          =============       =============


Use of Proceeds by First Southern National Bank

         The following table shows the anticipated use of the proceeds by First Southern National Bank. All proceeds received by the bank will be in the form of an investment in the bank's capital stock by First Southern Bancorp as described above. We anticipate purchasing a site and constructing a permanent main office. We expect our main office to be completed by the fourth quarter 2002. During the period between the opening of the bank and the completion of our permanent main facility, we will conduct operations from a temporary bank facility located on the site where we will construct our main office. The table shows the cost of the temporary and permanent facilities for a period of 12 months from the completion of the offering. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct the business of the bank.

                                                                     Minimum                      Maximum
                                                                     Offering                    Offering
                                                                  610,000 shares             1,000,000 shares
                                                                  --------------             ----------------
Investment by First Southern Bancorp in the bank's
   capital stock........................................          $   6,000,000               $   6,975,000
Organizational and pre-opening expenses of the bank.....
                                                                  $    (405,000)              $    (405,000)
Furniture, fixtures and equipment.......................
                                                                  $    (475,000)              $    (475,000)
Cost of main office and site............................
                                                                  $  (2,200,000)              $  (2,200,000)
Initial payments and lease of temporary facility (12
months).................................................          $     (90,000)              $     (90,000)
                                                                  -------------               -------------
Remaining proceeds......................................
                                                                  $   2,830,000               $   3,805,000
                                                                  =============               =============


                                 CAPITALIZATION

         The following table shows First Southern Bancorp's capitalization as of June 30, 2001, and the pro forma consolidated capitalization of First Southern Bancorp and the bank as adjusted to give effect to the sale of the minimum and maximum number of shares in this offering, after deducting the expenses of the offering. First Southern Bancorp's capitalization as of June 30, 2001 reflects the purchase of ten shares by F. Thomas David for $10.00 per share. These shares will be redeemed after the offering. After the offering, we will have up to 1,000,000 shares outstanding in the event the maximum number of shares are sold. The "As Adjusted" column reflects the accumulated deficit of First Southern Bancorp through June 30, 2001. See "Use of Proceeds" above.



                                                                                As Adjusted       As Adjusted
                                                                                    For               for
                                                             June 30, 2001    Minimum Offering Maximum Offering
                                                             -------------    ---------------- ----------------
Shareholders Equity:

Common Stock, par value $.01 per share; 10,000,000
     shares authorized; 10 shares issued and outstanding;
     610,000 shares issued and outstanding as adjusted
     (minimum offering); 1,000,000 shares
     issued and outstanding (maximum offering).........       $          0      $      6,100     $      10,000

Preferred Stock, par value $.01 per share; 10,000,000
shares authorized; no shares issued and outstanding....                  0                 0                 0

Additional paid-in capital.............................       $        100      $  6,018,900     $   9,915,000

Accumulated deficit....................................       $   (125,241)     $   (125,241)    $    (125,241)
                                                              ------------      ------------     -------------
Total shareholders' equity (deficit)...................       $   (125,141)     $  5,899,759     $   9,799,759
                                                              ============      ============     =============




                                 DIVIDEND POLICY

         We expect initially to retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on First Southern National Bank's ability to pay dividends to First Southern Bancorp, which depends on the profitability of the bank. In order to pay dividends, the bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - The Bank - Dividends" on page 28 and "Supervision and Regulation - The Bank - Capital Regulations" on page 29. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATION

General


         First Southern Bancorp was formed to organize and own all of the capital stock of First Southern National Bank. In May 2001, the organizers filed applications with the Office of the Comptroller of the Currency to charter the bank as a national bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the Office of the Comptroller of the Currency and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital which we believe will be $6,000,000. Following preliminary approval from the Office of the Comptroller of the Currency and the FDIC, which we have received, we will file an application with the Federal Reserve to become a bank holding company, which must be approved before we can acquire the capital stock of the bank. We expect to receive all final regulatory approvals by the first quarter of 2002.


Financial Results

         As of June 30, 2001, First Southern Bancorp had total assets of $46,324, consisting primarily of cash, land, and land options. First Southern Bancorp incurred a net loss of $125,241 for the period from its inception on November 29, 2000 through June 30, 2001.

Expenses

         On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

         o $75,000 in expenses of the offering, which will be subtracted from the proceeds of the offering.
         o $405,000 in expenses to organize and prepare to open First Southern National Bank, consisting principally of salaries, overhead and other operating costs, which will be charged against the income of First Southern National Bank.

         Prior to our completion of this offering, these expenses will be funded by a $1,100,000 line of credit at the prime rate minus .75%. We will use the proceeds of this offering to repay amounts due under our line of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy the corporation's financial needs for at least the next 12 months.

Offices and Facilities

         Our main office will be located at 201 South Main Street, Statesboro, Georgia 30458, in downtown Statesboro. The site is approximately two acres in size and the building will be approximately 10,000 square feet. We will purchase this site for approximately $600,000 and construction of the building is expected to cost an additional $1,600,000. We expect to open the bank in a temporary bank facility on the site of the main office and complete construction of our main office in the fourth quarter of 2002. Until the temporary bank facility is opened, which we expect to occur by the first quarter of 2002, our offices will temporarily be located at 101B South Zetterower Avenue, Statesboro, Georgia 30458.

         We plan to open for business by the first quarter of 2002. In our third year of operation, we also plan to open one additional branch located strategically in our service area. We believe that this branch will expand our market presence and provide additional convenience to our customers. We will need to obtain regulatory approval before we can open this branch. We believe that these facilities will adequately serve the bank's needs for its first five years of operation.

Liquidity and Interest Rate Sensitivity

         First Southern National Bank, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income is roughly the difference between the interest we charge on our loans and receive from our investments, our assets, and the interest we pay on deposits, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheets so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank's asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank's liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we plan to take to lessen the impact of interest rate fluctuations, large moves in interest rates may decrease or eliminate our profitability.

         Liquidity refers to our ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We estimate that we will need approximately $1,100,000 for our first year of operation. We believe that the minimum proceeds of $6,100,000 from the offering will satisfy the cash requirements for the first three years for both First Southern Bancorp and First Southern National Bank. We will manage our liquidity by actively monitoring the bank's sources and uses of funds to meet cash flow requirements and maximize profits.

Capital Adequacy

         Capital adequacy for banks and bank holding companies is regulated by the Office of the Comptroller of the Currency, the Federal Reserve Board of Governors, and the FDIC. The primary measures of capital adequacy are (i) risk-based capital guidelines and (ii) the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see "Capital Regulations" on page 29 for a more detailed discussion.

                                PROPOSED BUSINESS

General

         We initiated activity to form First Southern National Bank in November 2000 and incorporated First Southern Bancorp as a Georgia corporation in April 2001, to function as a holding company to own and control all of the capital stock of First Southern National Bank. We initially will engage in no business other than owning and managing the bank.

         We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that the activities could be profitable.


         We filed an application with the Office of the Comptroller of the Currency on May 1, 2001, to organize the bank as a national bank under the laws of the United States. On August 31, 2001, we received preliminary approval from the Office of the Comptroller of the Currency to open the bank. On September 4, 2001, we also received preliminary approval from the FDIC for deposit insurance. We will file an application with the Board of Governors of the Federal Reserve System for approval to become a bank holding company. Subject to receiving regulatory approval from these agencies, we plan to open the bank by the first quarter of 2002, and will engage in a general commercial and consumer banking business as described below. Final approvals will depend on compliance with regulatory requirements, including our capitalization of the bank with at least $6,000,000 from the proceeds of this offering.


Marketing Opportunities


         Service Area. Our service area will consist of an area within a 20 mile radius of our main office in Statesboro, Georgia, with a primary focus on Bulloch County. Our main office will be located in downtown Statesboro and will provide excellent visibility for the bank. Our anticipated expansion plans include opening of an additional branch strategically located within our service area in the third year of operation. This branch will extend the market reach of our bank, and it will increase our personal service delivery capabilities to all of our customers. We plan to take advantage of existing contacts and relationships with individuals and companies in this area to more effectively market the services of the bank.


         Economic and Demographic Factors. Bulloch County is located in the east-central portion of Georgia along the I-16 corridor between Atlanta and Savannah, Georgia. The county is a manufacturing and agricultural center. Major non-governmental employers in the metropolitan area include; Georgia Southern University, Briggs & Stratton, Wal-Mart, Anvil International, and Viracon. Statesboro's skilled labor force, low cost base, and strategic location have helped it attract and grow major manufacturing companies. Briggs & Stratton recently announced that an $18 million expansion to its Statesboro manufacturing facility which will include the creation of an additional 60 jobs. Additionally, Wal-Mart recently announced that its Statesboro distribution center, already the largest Wal-Mart distribution center in the world, is expanding by over 10%, which will include the creation of up to 200 new positions. Business growth like this has resulted in Bulloch County having an annual employment growth rate of 3.1% from 1995 through 2000 and a per capita annual income growth rate of 4.7% during that same period. In 1999, Bulloch County had an average unemployment rate of 2.6%, well below the state average of 4.0%. Bulloch County's low unemployment and income growth is complemented by its population growth, which increased almost 30% during the last decade from 43,125 in 1990 to 55,983 in 2000. Ultimately, the success of the bank will depend on the economy of the community and an economic downturn would hurt our business. We believe that the demographic factors in Bulloch County make it a desirable market in which to form our bank.

         Competition. The banking business is highly competitive. The bank will compete as a financial intermediary with other commercial banks, credit unions, finance companies, and money market mutual funds operating in the Bulloch County area and elsewhere. In 2000, there were 18 banking offices, representing seven financial institutions, operating in Bulloch County and holding over $520 million in deposits. Many of these competitors are well established in the Bulloch County area. Most of them have substantially greater resources and lending limits than our bank will have, and many of these competitors offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. Our competitors include large super regional and regional banks like Wachovia Bank and Branch Banking & Trust, and other banks owned by larger bank holding companies like Synovus Financial Corp. and PAB Bancshares. We believe that the opportunity created by recent mergers, our management team, and the economic and demographic dynamics of our service area combined with our business strategy will allow us to gain a meaningful share of the area's deposits.

Business Strategy

         Management Philosophy. First Southern National Bank will position itself as a locally-owned and operated bank organized to serve consumers and small- to mid-size businesses and professional concerns. Because there is only one remaining locally owned bank left in Statesboro, we believe we can offer a unique banking alternative for the market by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors. We believe that this approach will be enthusiastically supported by the community.

         Operating Strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop First Southern National Bank's image as a local bank with an individual focus, we will employ the following operating strategies:


         o Experienced Senior Management. We have retained F. Thomas David to lead the management team as the president and chief executive officer for both First Southern Bancorp and First Southern National Bank. He has over 25 years of banking experience, including most recently as president of Sea Island Bank in Statesboro, where he retired in 1997. Prior to his tenure at Sea Island Bank, Mr. David served in various capacities with Columbus Bank and Trust Company, the lead bank of Synovus Financial Corp., from 1972 until 1993, including executive vice president of all retail and commercial banking operations in charge of a loan portfolio in excess of $800 million and business development. Mr. David also served on the Board of Directors of Columbus Bank and Trust Company, Sea Island Bank, and four other bank boards. He left retirement in May 2001 to organize First Southern National Bank.


         o Other Executives. We are in the process of assembling a management team with significant banking experience. We have hired Christopher T. Cliett as our proposed senior vice president and chief credit officer. He has over 18 years experience in community banking, most recently as the city president of BB&T in Swainsboro, Georgia. We have also hired Charles Robert ("Bo") Fennell, Jr. as our proposed chief financial officer. Bo has six years experience in banking and most recently served as chief financial officer of Eagle Bank & Trust in Statesboro. We expect other officers that we hire to be individuals who reside in the Bulloch County area and have local banking experience and a history of service to the community. Based upon the community's response to our organizing effort, we believe there are numerous local experienced banking executives who would be interested in joining our community banking effort.

         o Community-Oriented Board of Directors. Our management team will operate under the direction of our board of directors. As described in the Management Section beginning on page 32 most of our directors are long time residents and business persons and professionals in the Statesboro area, with significant community involvement. These directors are dedicated to the success of the bank, and will play an important part in marketing the new bank in the community.

         o Convenient Branch Locations. Within the first five years of operation, we plan to open a branch office located strategically in our primary service area. We believe this "branch" will expand our market presence and provide convenience to our customers.

         o Local Services and Decision Making. Clients will enjoy a professional and consistent banking environment with local decision-making and personal access to a banker that strives to understand their financial needs. We will seek to be identified as "the hometown bank" that "cares about its customers." In order to accomplish this, we will attempt to hire local bankers who are recognized for their community involvement and successful banking background.

        o Capitalize on Need for Community Banks. The current trend of consolidation in the banking industry led to the recent acquisition of First Bulloch Bank & Trust Company by the North Carolina super regional bank, Branch Banking & Trust. Prior to the acquisition, First Bulloch was the largest locally owned bank in the area. According to the FDIC's 2000 bank data, following the acquisition of First Bulloch by BB&T, over 86% of the total deposits will be controlled by large financial institutions headquartered outside of the area. The only locally-owned remaining community bank in the area has experienced average annual growth rates of approximately 10% during the past five years, well in excess of the overall deposit growth rate of 2%. In the past year alone, the only remaining locally-owned community bank has achieved a deposit growth rate of 13%, confirming the desire of the Statesboro community to bank locally. We believe that in spite of the current competition, our proposed bank, with local management, will prove appealing to the citizens of Bulloch County, and it will benefit from continued consolidation in the market.

         o        Focus on Small- to Mid-Sized Commercial Market Sector.
                  Although size gives larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of Georgia, we believe that there is a void in the community banking market in the Bulloch County area, and that we can successfully fill this void. Initially, we will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to medium-sized businesses and their employees. This includes retail, service, wholesale distribution, manufacturing, and international businesses with annual revenues of less than $15 million. We believe that these organizations desire a consistent banking relationship. We intend to attract these types of businesses based on relationships and contacts which the bank's directors and management have inside and outside our core service area.

Lending Activities

         General. We intend to emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the bank's market area. We will compete for these loans with competitors who are well established in the Bulloch County area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

         The well established banks in the Bulloch County area will make proportionately more loans to medium- to large-sized businesses than we will. Many of the bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

         Loan Approval and Review. The bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the board of directors' loan committee. The bank will not make any loans to any director of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the bank. The bank currently intends to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The bank expects to sell residential mortgage loans that it originates on the secondary market.

         Loan Distribution. We estimate that our initial percentage distribution of our loans for the first year will be as follows:

                    Real Estate                                    60%
                    Commercial Loans                               24%
                    Equity Line and Consumer Loans                 13%
                    Residential Mortgage Loans                      3%
                                                                 ----
                    Total                                         100%
                                                                 ====

These are estimates only. Our actual deposit and loan distribution will depend on our customers and vary initially and over time.

         Allowance for Loan Losses. We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principle is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our allowance for loan losses will equal approximately 1% of the average outstanding balance of our loans. Over time, we will base the loan loss reserves on our evaluation of factors including; changes in the nature and volume of the loan portfolio, overall portfolio quality, and specific problem loans and commitments, that may affect the borrower's ability to pay.

         Lending Limits. The bank's lending activities will be subject to a variety of lending limits imposed by federal law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. Different limits may apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. These limits will increase or decrease as the bank's capital increases or decreases. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

         Credit Risk. The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation, and employment rates and the strength of local and national economy, as well as other factors affecting a borrower's customers, suppliers, and employees.

         Real Estate Loans. We expect that loans secured by first or second mortgages on real estate will make up 60% of the bank's loan portfolio. These loans will generally fall into one of two categories: commercial real estate loans or construction and development loans. We also expect to make residential real estate loans secured by first or second mortgages on real estate. Each of these categories is discussed in more detail below, including their specific risks. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.


         Real estate loans are subject to the same general risks as other loans. Real estate loans are also sensitive to fluctuations in the value of real estate securing the loan. On first and second mortgage loans we would not advance more than regulatory limits. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance if applicable. Additionally, certain types of real estate loans have specific risk characteristics that vary according to the collateral type securing the loan and the terms and repayment sources for the loan.

         We will have the ability to originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.



         o Commercial Real Estate Loans. Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. Inherent in commercial real estate loans' credit risk is the risk that the primary source of repayment, the operating commercial real estate company, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that a value of a commercial real estate loan's secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals. We will typically review all of the personal financial statements of the principal owners and require their personal guarantees. These reviews generally reveal secondary sources of payment and liquidity to support a loan request.



         o Construction and Development Real Estate Loans. We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to 18 months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment usually depends on the ultimate completion of the project within cost estimates and on the sale of the property. Specific risks include:


                     o   cost overruns;
                     o   mismanaged construction;
                     o   inferior or improper construction techniques;
                     o   economic changes or downturns during construction;
                     o   a downturn in the real estate market;
                     o rising interest rates which may prevent sale of the property; and
                     o   failure to sell completed projects in a timely manner.

                  We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.


         o Residential Real Estate Loans. These loans will generally have longer terms up to 30 years. We will offer fixed and adjustable rate mortgages, and we intend to sell some or all of the residential real estate loans that we generate in the secondary market. Inherent in residential real estate loans' credit risk is the risk that the primary source of repayment, the residential borrower, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that a value of a residential real estate loan's secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its credit profile. By selling these loans in the secondary market, we can significantly reduce our exposure to credit risk because the loans will be underwritten through a third party agent without any recourse against the bank.

         Commercial Loans. The bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. We will focus our efforts on commercial loans of less than $1,000,000. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business.

For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank. Commercial loans primarily have a risk that the primary source of repayment, the borrowing business, will be insufficient to service the debt. Often this occurs as the result of changes in local economic conditions or in the industry in which the borrower operates which impact cash flow or collateral value.


         We expect to also offer small business loans utilizing government enhancements such as the Small Business Administration's 7(a) program and SBA's 504 programs. These loans will typically be partially guaranteed by the government which may help to reduce the bank's risk. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less.


         Consumer Loans. The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because they are often dependent on the borrower's employment status as the sole source of repayment and some of them are unsecured.


          We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 100% of the available equity of each property.

Deposit Services

         We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our principal market area at rates competitive to those offered in the Bulloch County area. In addition, we intend to offer certain retirement account services, including IRAs. We intend to solicit these accounts from individuals, businesses, and other organizations.

         Deposit Distribution. We estimate that our initial percentage distribution of our deposits for the first year will be as follows:

                        Demand Deposit                        12%
                        Savings & Money Market                32%
                        Time and Savings Deposits              7%
                        CD's under $100,000                   35%
                        CD's over $100,000                    14%
                                                              ---
                        Total                                100%
                                                             ====

Other Banking Services

         We anticipate that the bank will offer other bank services including cash management services such as sweep accounts for commercial businesses. In addition, lines of credit, 24-hour telephone banking and PC/internet delivery are being considered for development. We will offer safe deposit boxes, direct deposit of payroll and social security checks, U.S. Savings Bonds, travelers checks, and automatic drafts for various accounts. We plan for the bank to become associated with the Honor and Cirrus ATM networks that may be used by the bank's customers throughout the country. We believe that by being associated with a shared network of ATMs, we will be better able to serve our clients and will be able to attract clients who are accustomed to the convenience of using ATMs, although we do not believe that maintaining this association will be critical to our success. We intend to begin offering these services shortly after opening the bank. We also plan to offer a debit card and credit card services through a correspondent bank as an agent for the bank. We do not expect the bank to exercise trust powers during its initial years of operation.

Market Share

         In 2000, deposits in Bulloch County exceeded $520 million. The average annual growth rate in deposits in Bulloch County over the last five years was approximately 2%. Based on this historical growth rate, the deposits in Bulloch County will grow to approximately $537 million by 2005. Our plan over the next five years is to reach an 11.6% market share with deposits in excess of $63 million. Of course, there can be no assurances that we will accomplish these objectives.


         We anticipate that, upon commencement of operations, the bank will have approximately 15 full time employees. First Southern Bancorp, as the holding company for the bank, will not have any employees other than its officers.

Legal Proceedings

         Neither First Southern Bancorp, First Southern National Bank, nor any of their properties are subject to any material legal proceedings.

                           SUPERVISION AND REGULATION

         We are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on, and provide for general regulatory oversight of, virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

Gramm-Leach-Bliley Act

         The Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999, was signed into law on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies that become financial holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities.

         The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us. From time to time other changes are proposed to laws affecting the banking industry, and these changes could have a material effect on our business and prospects.

         The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing, or other marketing to the consumer.

First Southern Bancorp

         Because it will own the outstanding capital stock of the bank, First Southern Bancorp will be a bank holding company under the federal Bank Holding Company Act of 1956 and the Financial Institutions Code of Georgia.

         The Bank Holding Company Act. Under the Bank Holding Company Act, First Southern Bancorp will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company level will be limited to:

         o        Banking and managing or controlling banks;
         o furnishing services to or performing services for its subsidiaries; and
         o engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

         Investments, Control, and Activities. With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         o        acquiring substantially all the assets of any bank;

         o acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

         o        merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either First Southern Bancorp has registered securities under
Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. We will register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

         o        making or servicing loans and certain types of leases;
         o engaging in certain insurance and discount brokerage activities;
         o        performing certain data processing services;
         o acting in certain circumstances as a fiduciary or investment or financial adviser;
         o        owning savings associations; and
         o making investments in certain corporations or projects designed primarily to promote community welfare.

         The Federal Reserve Board imposes certain capital requirements on First Southern Bancorp under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, First Southern Bancorp is able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to First Southern Bancorp. Our ability to pay dividends will be subject to regulatory restrictions as described below in "The Bank - Dividends." First Southern Bancorp is also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws. As a bank holding company registered under the Financial Institutions Code of Georgia, we must provide the Georgia Department of Banking and Finance with information regarding the financial, management, and operation condition of First Southern Bancorp and First Southern National Bank.

         Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, First Southern Bancorp will be expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which First Southern Bancorp might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

The Bank

         The bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

         The Office of the Comptroller of the Currency and the FDIC will regulate or monitor virtually all areas of the bank's operations, including:

         o        security devices and procedures;
         o        adequacy of capitalization and loss reserves;
         o        loans;
         o        investments;
         o        borrowings;
         o        deposits;
         o        mergers;
         o        issuances of securities;
         o        payment of dividends;
         o        interest rates payable on deposits;
         o        interest rates or fees chargeable on loans;
         o        establishment of branches;
         o        corporate reorganizations;
         o        maintenance of books and records; and
         o adequacy of staff training to carry on safe lending and deposit gathering practices.

         The Office of the Comptroller of the Currency requires the bank to maintain specified capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Office of the Comptroller of the Currency will also require the bank to prepare quarterly reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

         Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

         o        internal controls;
         o        information systems and audit systems;
         o        loan documentation;
         o        credit underwriting;
         o        interest rate risk exposure; and
         o        asset quality.

         National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Office of the Comptroller of the Currency or the Federal Reserve Board to be troubled institutions must give the Office of the Comptroller of the Currency or the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Office of the Comptroller of the Currency or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

         Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually eliminating premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the bank, by Financial Corporation assessment is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and we may not be able to pass these costs on to our customers.

         Transactions With Affiliates and Insiders. The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

         Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Georgia law, the bank may open branch offices throughout Georgia with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in Georgia. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank.

         Other Regulations. Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

         o the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
         o the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
         o the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
         o the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
         o the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
         o the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank also are subject to:

         o the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
         o the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either First Southern Bancorp or First Southern National Bank is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a

50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

         Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

         o        submit a capital restoration plan;
         o        raise additional capital;
         o restrict their growth, deposit interest rates, and other activities;
         o        improve their management;
         o        eliminate management fees; or
         o        divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the holding company may be necessary, which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

         The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

         Enforcement Powers. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

         Recent Legislative Developments. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these would have.

         Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

General

         The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers and executive officers after the completion of this offering. All of our organizers will serve as directors, except for Christopher T. Cliett, who will serve as our chief credit officer and senior vice president. The addresses of our organizers are the same as the address of the bank. Prior to the offering, F. Thomas David purchased ten shares of common stock for $10.00 per share. We will redeem this stock after the offering. This table includes shares based on the "beneficial ownership" concepts as defined by the SEC. Beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each organizer to purchase one share of common stock for every two shares of common stock purchased by the organizers during the offering, except for Christopher T. Cliett, a non-director organizer, who will receive warrants to purchase one share of common stock for every three shares he purchases in the offering, because these warrants will not be exercisable within 60 days of the date of this prospectus.

                                                               Shares Anticipated to be Owned
                                                                   Following the Offering

                                                                         Percentage of     Percentage of
         Name of Beneficial Owner                       Number         Minimum Offering   Maximum Offering
         ------------------------                       ------             --------          ---------

         Directors and Executive Officers

         Michael R. Anderson                                10,000              1.64%             1.00%
         Christopher T. Cliett                              25,000              4.10%             2.50%
         F. Thomas David                                    50,000              8.20%             5.00%
         Charles A. Deal                                    22,500              3.69%             2.25%
         Charles Robert Fennell, Jr.                         1,000               .16%              .10%
         William I. Griffis                                 20,000              3.28%             2.00%
         Tracy D. Ham                                        8,000              1.31%             0.80%
         James A. High                                      10,000              1.64%             1.00%
         W. Pratt Hill, III                                 25,000              4.10%             2.50%
         Michael R. Kennedy                                 12,500              2.05%             1.25%
         R. Whitman Lord                                    40,000              6.56%             4.00%
         Laura T. Marsh                                      7,500              1.23%             0.75%
         Jeffrey D. Pope                                    50,000              8.20%             5.00%
         Ronnie J. Pope                                     25,000              4.10%             2.50%
         Hudson J. Powell, Sr.                              10,000              1.64%             1.00%
         Lamar O. Reddick                                   12,500              2.05%             1.25%
         Devra P. Walker                                    10,000              1.64%             1.00%
         L. Anthony Waters, III                             12,500              2.05%             1.25%
                                                          --------            ------           -------
         All directors and executive officers as a
         group (18 persons)                                351,500             57.62%            35.15%
                                                          ========            ======           =======




Executive Officers and Directors of the Company

         The following sets forth certain information regarding First Southern Bancorp's executive officers and directors as of the date of this prospectus. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2002 annual meeting of shareholders, Class II at the 2003 annual meeting of shareholders, and Class III at the 2004 annual meeting of shareholders. Our executive officers serve at the discretion of our board of directors.

Name                           Age         Position
----                           ---         --------

Michael R. Anderson            36          Class II Director
Christopher T. Cliett          40          Chief Credit Officer
F. Thomas David                51          Class I Director, President, and
                                           Chief Executive Officer
Charles A. Deal                60          Class II Director
Charles R. Fennell, Jr.        32          Chief Financial Officer
William I. Griffis             54          Class I Director
Tracy D. Ham                   37          Class III Director
James A. High                  55          Class II Director
W. Pratt Hill, III             51          Class III Director
Michael R. Kennedy             61          Class II Director
R. Whitman Lord                49          Class I Director
Laura T. Marsh                 30          Class I Director
Jeffrey D. Pope                39          Class I Director
Ronnie J. Pope                 57          Class III Director
Hudson J. Powell, Sr.          47          Class II Director
Lamar O. Reddick               62          Class III Director
Devra P. Walker                40          Class II Director
L. Anthony Waters, III         42          Class III Director

Mike Anderson, Class II director, is a Bulloch County native. For the past 10 years, he has served as the President of Bulloch Fertilizer Company, Inc., a company which supplies fertilizer and farm supplies to persons involved in agricultural businesses in Bulloch and surrounding counties. Mr. Anderson graduated from the University of Georgia in 1988 with a B.S.A. in Agricultural Economics and a B.B.A. in Finance. Mr. Anderson presently serves on the Board of Directors of the Development Authority of Bulloch County and on the Board of Directors of Excelsior Electric Membership Corporation. He is the Past President of the Statesboro/Bulloch County Chamber of Commerce and is a past member of the Board of Directors of Bulloch Academy. Mr. Anderson is also an active member of the Statesboro Rotary Club and First Baptist Church of Statesboro.


Christopher T. Cliett, Organizer, is the proposed Senior Vice President and Chief Credit Officer of First Southern Bancorp and First Southern National Bank (In Organization). He has over 18 years of banking experience, most recently serving as City President of BB&T Swainsboro, Georgia from November 1994 until June 2001. During his employment with BB&T, Mr. Cliett was responsible for loan portfolio management, asset and liability management, and the overall performance of the office. Prior to employment with BB&T, he was employed by Bank South, Macon from May 1996 until November 1994 in numerous operational, management, and lending capacities. Prior to employment with Bank South, Macon, he was employed by the Farm Credit Service in Vidalia, Georgia from March 1983 until May 1986 in numerous operational, management, and lending capacities.


Mr. Cliett graduated from the University of Georgia in 1983 with a Bachelor of Science in Agricultural Economics degree. He is also a graduate of the Louisiana State University Bankers School of the South and the Georgia Banking School. Mr. Cliett served as a director of the Emanuel County Chamber of Commerce, Trustee of the East Georgia College Foundation, and he is also a Past Chairman of the Emanuel County United Way. Mr. Cliett has also been involved in many civic organizations and work with many youth sports programs as a coach. Mr. Cliett is a member of the Holy Family Catholic Church of Metter, Georgia.


F. Thomas David, Class I director, is the proposed Chief Executive Officer and President of First Southern Bancorp and the First Southern National Bank (In Organization). He has over 25 years of banking experience with Synovus Financial Corp. where he retired from Sea Island Bank in 1997. He served as Vice Chairman of

Sea Island Bank in Statesboro from 1993 until 1996 and was President from 1996 until his retirement in December of 1997. From 1972 until 1993, he was employed with Columbus Bank & Trust Company, beginning as a Management Associate and spending his career in lending and sales. In 1984, he was appointed Executive Vice President over all Retail and Commercial Banking Operations, which included all areas of the bank except Trust and Finance. His responsibilities included the supervision and oversight of the bank's corporate banking, correspondent and affiliate banking, marketing, commercial lending, loan administration, branch operations and credit cards. During his career, Mr. David has served on the Board of Directors of six different banks.

Mr. David graduated from the University of Georgia in 1972 with a Bachelor of Business Administration degree. He is also a graduate of the Louisiana State University Bankers School of the South and was an instructor of the Georgia Bankers Association Commercial Lending School. Mr. David presently serves on the Board of Trustees of Georgia Southern University Foundation and the Ogeechee Technical College Foundation. He is the Chairman of the Board of East Georgia Regional Medical Center, serves as a governing Board member of Ogeechee Technical College, and is on the Board of the Rotary Club of Statesboro. Mr. David is the immediate Past President and founder of the Technical College Foundation Association of Georgia, a statewide organization. Mr. David is a recipient of the Deen Day Smith Service to Mankind Award and is an active member of the First United Methodist Church of Statesboro, where he serves on the Staff/Parish Committee and is an Alpha Team coordinator. He is a past member of the church's Administrative Board and Finance Committee.

Charles A. Deal, Class II director, is a lifelong resident of Bulloch County, Georgia. Since 1973, Mr. Deal has owned and operated a livestock feed business and is presently owner and senior partner of Cross Creek Farms, an agricultural family partnership. Mr. Deal was instrumental in organizing Bulloch Gin, Inc., a large cotton gin, and serves as a charter member of its Board of Directors. Mr. Deal also helped organize and presently serves as the charter Vice President of FiberMax Cotton Association, a national cotton marketing cooperative. For the past five years, Mr. Deal has served as a director for Coastal Conservation of Georgia and on the Bulloch County Zoning Board. He has been an active member in numerous civic organizations and has served as President of the Bulloch County Farm Bureau, President of the Bulloch County Livestock Association, Charter President of Bulloch County Young Farmers and director of State of Georgia Young Farmers Association. He has also served on the Board of Trustees for Pinewood Christian Academy, on the Board of the Bulloch County Twenty-Year Land Use Planning Commission and advisor for the Bulloch County-Statesboro Chamber of Commerce Agri-Business Committee. Mr. Deal attended Georgia Southern College. Mr. Deal has been married for 41 years and has four children and 10 grandchildren. He has been a member of the Nevils United Methodist Church for 42 years where he has served as Chairman of the Administrative Board, Chairman of Trustees and Sunday School Superintendent. Mr. Deal was selected as State of Georgia Young Farmer of the Year in 1971, Bulloch County Farmer of the Year in 1971, and Bulloch County Farm Family of the Year in 1989.

Charles R. ("Bo") Fennell, Jr., is the proposed Chief Financial Officer of First Southern Bancorp and First Southern National Bank. Mr. Fennell graduated Statesboro High School in 1987 with honors and graduated Georgia Southern University in 1992 with a BBA in public accounting. While at Georgia Southern, Mr. Fennell was the captain of the golf team in 1990 - 1991 and was an All-American in 1990. After college, he played professional golf until 1995. From 1996 until 2001 he was with Eagle Bank and Trust, where he most recently served as its Chief Financial Officer. Mr. Fennell remains active in the community where he has worked with the Georgia Southern Boosters, Statesboro High School Boosters, the GSU golf committee (chairman), Relay for Life, the Community Bankers Association Leadership Division, and First Baptist Church.

William I. Griffis, CPA, CSRP, Class I director and Chairman of the Board, is a private investor and financial consultant. Mr. Griffis is a Certified Public Accountant, Certified Specialist in Retirement Planning and a Registered Investment Advisor. In 1998, Mr. Griffis retired as President and Chief Executive Officer from the T.J. Morris Company following 25 years of service. He graduated in 1969 from Georgia Southern University with a BBA in Accounting and received the Georgia Southern University College of Business Alumnus of the Year Award in 1993. Mr. Griffis has served as the President of the Statesboro Rotary Club, President of Forest Heights Country Club, President of the Georgia Wholesale Grocers Association, Chairman of the Georgia Food Industry Association, President of the Georgia Southern University National Alumni Association, Chairman of the Georgia Southern University Athletic Boosters Association, and Vice President and executive member of the local Chamber of Commerce. Mr. Griffis is also a past member of the Board of Directors of Habitat for Humanity and currently works with the local Habitat Home Shop. He also serves as Chairman of the Schenkel EZ/Go Collegiate Golf Invitational, one of the top collegiate golf tournaments in the country. Mr. Griffis attends First Baptist Church of Statesboro.

Tracy D. Ham, Class III director, is a sports agent for the National Football League and a high school athletic coach. Since 1994, Mr. Ham has served as the President of Hambone Enterprises, a marketing firm. Since 1995, Mr. Ham has also served as the Vice President of TNT Enterprises, an entity specializing in the ownership, development and management of commercial property. In 1986, Mr. Ham received a Bachelor of Science degree in Recreation from Georgia Southern University. In 1985 and 1986, Mr. Ham served as quarterback of Georgia Southern University's two-time National Championship collegiate football team. He played professional football in the Canadian Football League (CFL) from 1987 until 1999. During his time in the CFL, Mr. Ham was a member of the CFL Players' Association from 1992 until 1999 and was a member of the CFL Pension Board from 1994 until 1999. Mr. Ham donates his time to several charitable organizations, including the Children's Hospital in Macon, Georgia, Bethesda Home for Boys in Savannah, Georgia, the Special Olympics, and the March of Dimes. Mr. Ham is a member of the Whitesville Full Gospel Baptist Church where he serves as a deacon, teacher, and member of the church Financial Committee.

James A. High, D.D.S., Class II director, has been in the private practice of orthodontics in Statesboro since 1975. He graduated from Emory University as a member of the class of 1968 with a B.S. in Biology and received his D.D.S. degree from Emory University School of Dentistry in 1971. After two years in the private practice of general dentistry in Millen, Georgia, he entered the orthodontic residency program at Medical College of Georgia where he received his orthodontic training from 1973 until 1975. Dr. High is active in local, state and national dental and orthodontic organizations and is board certified in the specialty of orthodontics. At the Medical College of Georgia School of Dentistry, where he has taught part time since 1987, he holds the rank of Assistant Clinical Professor of Orthodontics. Dr. High is Past President of the Statesboro Rotary Club and is a 1990 recipient of the Deen Day Smith Service to Mankind Award. Dr. High is active in numerous civic and community affairs and is a member of Statesboro United Methodist Church where he serves as a lay liturgist, Sunday School teacher, member of Methodist Men, and promoter of the Alpha program. He is a member of the Schenkel EZ/Go Collegiate Golf Invitational Tournament Committee and he is also a part of the Dayspring Emmaus Community.

Walker Pratt Hill, III, Class III director, is a partner in the insurance agencies Lee, Hill & Johnston in Statesboro and Lee, Hill & Rowe in Savannah, Georgia. From 1973 until 1980, Mr. Hill worked with the C & S National Bank in Savannah. Mr. Hill was then employed by First Bulloch Bank & Trust Co. in Statesboro from 1980 until 1982, prior to entering the insurance business. Mr. Hill is a 1972 graduate of Georgia Southern College and attended Banking School at the University of Oklahoma. Mr. Hill served as a founding member and Past President of Joseph's Home for Boys in Statesboro and has also been an active member of the Red Cross Board of Directors, the Bulloch County Chamber of Commerce, the Georgia Chamber of Commerce, and the Statesboro Rotary Club. He is a Past President of Forest Heights Country Club and has served on the club's board for the past 10 years. Mr. Hill is past Chairman of the Statesboro High School Capital Fund Drive and is a member of the Statesboro High School Hall of Fame. Mr. Hill is currently a member of the Sigma Chi Alumni Association and serves on the Board of Directors for the Georgia Southern University Athletic Boosters and the Schenkel E-Z/Go Collegiate Golf Invitational Tournament. He attends St. Matthew's Catholic Church in Statesboro.

Michael R. Kennedy, Class II director, has served for the last 20 years as President of Kennedy Industries, Inc., a multi-faceted masonry supply and trucking company with ownership interests in 12 ready-mixed concrete plants. Mr. Kennedy is past president of the Georgia Concrete and Products Association and served as chairman of the Southeastern United States Promotion Committee for the National Ready Mixed Concrete Association. Mr. Kennedy attended Emory at Oxford College and graduated from Georgia Southern College in 1963. He has been an active member and has served on the Board of Directors of the Rotary Club of Statesboro, Statesboro-Bulloch County Chamber of Commerce, Forest Heights Country Club, Southeast Georgia United Way, Homebound Services, Bulloch Academy, Georgia Southern University Foundation, Georgia Southern University Boosters, and the Statesboro Georgia Southern Symphony Association. Mr. Kennedy has also served on the advisory boards of Georgia Southern University's College of Science and Technology, Department of Building and Construction Technology, and Georgia Southern University's Botanical Garden. He has also served on the board of trustees for Ogeechee Technical College. He is a member and elected elder of the First Presbyterian Church of Statesboro.

R. Whitman Lord, O.D., Class I director, is an optometrist and President of Lord Eye Centers, Inc., a five-location optometric/optical business with locations in Statesboro, Savannah, Rincon and Brunswick, Georgia. Lord Eye Centers, Inc. is the largest privately held business in the optometric/optical field in the State of Georgia and has been in operation since 1978. Dr. Lord serves on the editorial board of "Optometric Management Magazine," the nation's most widely read optometric business publication, and is on advisory panels to some of the nation's largest contact lens manufacturers. He has served on the Georgia State Board of Examiners in Optometry since being appointed by Governor Zell Miller in 1992. He was a principal in Peach State Eye Care, LLC, formerly known as Southern States Eye Care, LLC, a limited liability company based in Atlanta that contracted with HMO's for vision care for covered lives. At the time the company sold substantially all of its assets in April of 2000, Peach State Eye Care, LLC, had contracts covering more than 400,000 persons. Dr. Lord is a member of the Statesboro Rotary Club and the Chatham Club in Savannah. He is a member of First United Methodist Church of Statesboro.

Laura Taulbee Marsh, Class I director, is a partner with the law firm of Franklin, Taulbee, Rushing, Snipes & Marsh, P.C., in Statesboro, Georgia. She is admitted to practice law in the State of Georgia and the State of New York. She graduated from Florida State University in 1992 with a Bachelor of Science degree in Finance. In 1995, Mrs. Marsh obtained her juris doctorate degree, magna cum laude, from the University of Georgia School of Law, where she served on the Editorial Board of the Georgia Law Review and was a member of the school's championship Intrastate and National Moot Court Teams. She was also a member of the Moot Court Executive Board, Order of the Coif, Order of Barristers, Phi Kappa Phi, and Blue Key. Prior to returning to Statesboro in 1998, Mrs. Marsh was employed from 1995 until 1997 as a corporate attorney specializing in mergers and acquisitions with the New York City law firm of Sullivan & Cromwell. She then spent a year as an investment banker and counsel to the capital markets trading group at Lehman Brothers Inc. in New York. Mrs. Marsh is a member of First United Methodist Church of Statesboro and a board member and fundraising chairman of the Statesboro Service League. She was a 2000 recipient of the Deen Day Smith Service to Mankind Award, is a member of the local alumni chapter of Delta Delta Delta and currently serves on the board of directors for the local chapter of the American Heart Association. Mrs. Marsh is a founding director of The Boys & Girls Club of Bulloch County, Inc.

Jeffrey D. Pope, Class I director, is President and co-owner of Pope Construction Co., Inc., a general contracting firm engaged in commercial construction and having its principal place of business in Statesboro. Mr. Pope graduated from Georgia Southern University in 1985 with a Bachelor of Science degree in Civil Engineering Technology. From 1988 until 1997, Mr. Pope served as Vice President of Pope Construction Co., Inc., prior to his appointment to President in 1997. As an officer of Pope Construction Co., Inc., he has been involved in numerous real estate development projects including the development of retail, office, industrial, educational, and religious facilities. Mr. Pope has served on the Georgia Southern University advisory board for the Department of Building and Construction Technology and serves on several state and local game and fish boards. Mr. Pope is also a youth softball coach. Jeffrey D. Pope is the nephew of one of our directors, Ronnie J. Pope.

Ronnie J. Pope, Class III director, established R.J. Pope Traditional Menswear, Inc. and Cobblers Bench, Inc. in 1978. Mr. Pope presently serves as President of both corporations, which engage in the operation of retail specialty stores. Mr. Pope has served as President of the Georgia Southern University Athletic Boosters Association, President of the Downtown Merchants Association, and President of Bulloch Academy Boosters Club. He has served as a member of the Georgia Southern University Foundation Board, the Statesboro-Bulloch County Recreation Department, the Statesboro Downtown Development Authority, the Statesboro/Bulloch County Chamber of Commerce, the Board of Trustees of Bulloch Academy, and an officer of the Statesboro High School Quarterback Club. Mr. Pope is an active supporter of youth sports and serves as both a coach and sponsor. He is also a participant in the Statesboro-Bulloch County Empty Stocking Drive. Mr. Pope is a member of Pittman Park United Methodist Church, where he formerly served as Chairman of the Pastor-Parish Relations Committee and presently serves on the Finance Committee. Ronnie J. Pope is the uncle of one of our directors, Jeffrey D. Pope.

Hudson J. Powell, Sr., D.M.D., Class II director, has been engaged in the private practice of general dentistry in Statesboro for the past 23 years. Dr. Powell is a lifelong resident of Bulloch County. He graduated magna cum laude from Georgia Southern College in 1975, with a B.S. in Biology. Dr. Powell was a member of Phi Delta Theta fraternity and, in 1975, was named Greek Man of the Year by the G.S.C. Interfraternity Council. In 1978, Dr. Powell was awarded his Doctorate of Medicine in Dentistry from the Medical College of Georgia School of Dentistry. During his senior year, he received the International College of Dentists Award. Dr. Powell is a member of the American Dental Association and various other local, state, and national dental groups. He has served as a delegate to the Georgia Dental Association from the Southeastern District Dental Society. In 1992, Dr. Powell was selected as a member of the Georgia Academy of Dental Practice and now serves on its Executive Board of Directors. He is actively involved in the Statesboro United Methodist Church, where he has held several leadership positions including Chairman of the Administrative Board. He has also attended the Dayspring Emmaus Community. Dr. Powell is also active in several local civic and community groups, as a member of the Statesboro Rotary Club and the Bulloch County/Statesboro Chamber of Commerce. He served on the Executive Board of Georgia Southern University Athletic Boosters. Dr. Powell has served as Co-Chairman of the Statesboro High School Academic Booster Club and is currently Vice President of the Statesboro High School Athletic Booster Club. In 1992, he was selected for the Statesboro High School Athletic Hall of Fame. Mr. Powell is the brother-in-law of one of our directors, L. Anthony Waters, III.

Lamar O. Reddick, Class III director, has been the owner of Lamar O. Reddick & Associates, a land surveying firm, since 1963. Mr. Reddick is a registered land surveyor in Georgia and South Carolina. He has extensive real estate experience and holds an interest in several real estate properties in Statesboro and Bulloch County. Mr. Reddick graduated from Southern Technical Institute in 1960 with a degree in Civil Engineering Technology. He has been elected County Surveyor every term since 1965. Mr. Reddick has been active in numerous business and civic activities, having served as State President of the Surveying and Mapping Society of Georgia and President of the Statesboro Rotary Club. Mr. Reddick in an active member of the Statesboro Rotary Club, the Statesboro Homebuilder's Association, the Statesboro/Bulloch County Chamber of Commerce, Georgia Southern University Athletic Boosters, the Surveying and Mapping Society of Georgia, the American Congress on Surveying and Mapping, the National Association of County Surveyors, the National Society of Professional Surveyors, and 1906 Society of Georgia Southern University. He is a recipient of the Deen Day Smith Service to Mankind Award and is an active member of Pittman Park United Methodist Church, where he has served on several committees, including most recently as Chairman of the Administrative Board.

Devra P. Walker, CPA, Class II director, is co-owner of Walker Pharmacy & Gift Shop, Little Doses Children's Wear, The Wash Room, and The Triple Play Cafe, LLC in Statesboro. In 1983, Mrs. Walker graduated from the University of Georgia, summa cum laude, with a Bachelor of Business Administration degree in Accounting. She received her Master of Accountancy degree with an emphasis in taxation from the University of Georgia in 1984, and was awarded the Tax Research Award. Mrs. Walker is a Certified Public Accountant and practiced with the accounting firm of Dabbs, Hickman, Hill & Cannon from 1984 until 1993, where she was a tax manager. From 1993 until the present time, she has worked with her husband in the operation of Walker Pharmacy & Gift Shop, Little Doses Children's Wear, The Wash Room, and The Triple Play Cafe, LLC, and handles the financial and purchasing aspects of all four businesses. She is Past President of the Southeast Georgia Chapter of the Georgia Society of Certified Public Accountants, and is a member of the American Institute of CPAs and the Georgia Society of CPAs. She serves on the board of the Ogeechee Soccer League and is the treasurer of the local Delta Delta Delta alumni chapter. She is a member of the Statesboro Service League and is involved in numerous school, community, and civic organizations. Mrs. Walker is an active member of the Statesboro Primitive Baptist Church.

L. Anthony Waters, III, Class III director, is a Bulloch County native and co-owner of L.A. Waters Furniture Co., Inc., a 67 year old furniture retailer with two retail stores in Statesboro. L.A. Waters Furniture Co., Inc. also operates seven furniture and appliance rental stores in south Georgia doing business under the name Rentown. Mr. Waters is a partner in Waters Properties, LLP and L.A. Waters Partnership, LLP, respectively, both of which are Georgia limited liability partnerships which own and lease residential, farm, and commercial property. Mr. Waters is presently Chairman of the Board and Past President of the Georgia Home Furnishing Association. Mr. Waters is also a member of the Board of Directors of the Georgia Retail Association and was recently named as the 2000-2001 Georgia Retailer of the Year. Mr. Waters is a graduate of Georgia Southern

University where he received a BBA degree in Accounting in 1982. He is very active in community affairs and serves on the Board of Trustees of the Georgia Southern niversity Foundation and the Statesboro Regional Library. In addition, Mr. Waters is a member and former Director of the Statesboro Rotary Club and the Statesboro/Bulloch County Chamber of Commerce. Mr. Waters is an active member of the First United Methodist Church of Statesboro where he serves on the Administrative Board, the church's Financial Committee, and as a lay liturgist. Mr. Waters is the brother-in-law of one of our directors, Hudson J. Powell, Sr.

Employment Agreements


         F. Thomas David. In June 2001, we entered into an employment agreement with Mr. David, effective on the date the First Southern National Bank opens for business, which includes the following principal terms:


o Serves as president and chief executive officer of First Southern Bancorp and First Southern National Bank;

o Base salary of $115,200 per year, which may be increased annually by the Board of Directors;

o Term of three years, which is extended automatically at the end of each year for an additional year so that the remaining term continues to be three years;

o Eligible to receive a bonus equal to up to 5% of the greater of (i) our net pre-tax consolidated income for the preceding fiscal year or (ii) our net after-tax consolidated income for the preceding fiscal year; provided that the bank achieves certain performance levels established by the Board of Directors;

o Entitled to options to purchase a number of shares of common stock equal to 5% of the number of shares sold in the offering;

o Entitled to family medical insurance, life insurance, accidental liability insurance, and a reasonable car allowance;

o Participates in our health, disability, retirement, welfare, and other benefit programs;

o Receives reimbursement for professional education, club dues, and travel and business expenses;

o Prohibited from disclosing our trade secrets or confidential information;

o If we terminate Mr. David's employment without cause, he will be entitled to severance equal to 24 months of his then base salary;

o Following a change in control, if Mr. David terminates his employment for a good reason or within six months following a change in control, he will be entitled to severance equal to 24 months of his then base salary; and

o        During his employment and for a period of 24 months thereafter, Mr.
         David may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business or (c) solicit our employees for a competing business.

         Charles R. Fennell, Jr. We have also entered into an employment agreement with Mr. Fennell, which includes the following principal terms:

o        Serves as chief financial officer of First Southern National Bank;

o        Base salary of $65,000 per year, which may be increased periodically;

o Term of three years, which is extended automatically for successive one year periods;

o Entitled to receive a one-time bonus of $5,000 when the bank opens for business;

o Eligible to receive cash bonuses upon achieving specified goals and criteria established from time to time by the Board of Directors;

o Entitled to options to purchase a number of shares of common stock equal to 2% of the number of shares sold in the offering;

o Participates in our health, disability and life insurance and other benefit programs;

o        Receives reimbursement for club dues and travel and business expenses;

o Prohibited from disclosing our trade secrets or confidential information;

o If we terminate Mr. Fennell's employment without cause, he will be entitled to severance equal to 24 months of his then base salary;

o Following a change in control, if Mr. Fennell terminates his employment for a good reason or within six months following a change in control, he will be entitled to severance equal to one year of his then base salary; and

o During his employment and for a period of 24 months following termination other than without cause, Mr. Fennell may not, subject to limited exceptions, (a) serve as an organizer, director, or employee of any commercial bank, savings & loan, credit union, or other depository institution located in a county in which we have a branch or bank charter, (b) solicit our customers for the purpose of providing a competing product or service or (c) solicit our employees to provide a competing product or service.

         Christopher T. Cliett. We have also entered into an employment agreement with Christopher T. Cliett to serve as senior vice president and chief credit officer of the First Southern National Bank. Mr. Cliett's employment agreement contains the same principal terms as the employment agreement for Mr. Fennell except for the following:


o        Base salary of $85,000 per year, which may be increased periodically;

o        No cash bonus upon the opening of the bank; and

o        Entitled to reasonable automobile allowance and moving expenses.

Director Compensation


         We do not intend to pay our directors fees until the bank is profitable. However, Following completion of our initial public offering, we do intend to grant an option to our Chairman of the Board, William I. Griffis, to purchase a number of shares of common stock equal to 1% of the number of shares sold in the offering. This option will have an exercise price of $10.00 per share and will vest equally over a five year period. We also reserve the right to pay our directors' fees or compensate them through other means such as stock options.


Stock Option Plan

         After the offering, we expect to adopt a stock option plan which will permit First Southern Bancorp to grant options to its officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering, including options granted to F. Thomas David, Charles R. Fennell, Jr. and Christopher T. Cliett pursuant to our employment agreements with them, as well as the option we intend to grant to William I. Griffis. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant.

Stock Warrants

         The organizers have invested significant time and effort to form First Southern Bancorp and First Southern National Bank, and they have individually guaranteed a $1,100,000 line of credit to the bank to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the bank, each organizer will also receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every two shares the organizer purchases in the offering, except for Christopher T. Cliett, a non-director organizer, who will receive warrants to purchase one share of common stock for every three shares he purchases in the offering. The warrants, which will be represented by separate warrant agreements, will vest over a five year period beginning one year from the date of the completion of the offering and will be exercisable in whole or in part during the ten year period following that date. The warrants will not be transferable and the warrants and the shares issued pursuant to the exercise of such warrants will be subject to transferability restrictions applicable to affiliates of First Southern Bancorp. For more information on these restrictions see "Shares Eligible for Future Sale" on page 43. If the Office of the Comptroller of the Currency or the FDIC issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not immediately exercised.

         The director organizers plan to purchase approximately 325,500 shares of common stock and the non-director organizer plans to purchase 25,000 shares of common stock for a total investment of $3,505,000. As a result, the organizers will own approximately 57.5% of the common stock outstanding upon completion of the minimum offering and 35.1% in the event we sell the maximum offering amount. If each organizer exercises his warrant in full, the organizers' ownership of First Southern Bancorp will increase to 66.8% of the outstanding common stock upon completion of the minimum offering and 44.5% in the event we sell the maximum offering amount. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified offering amount indicates the merits of this offering.

Exculpation and Indemnification

         First Southern Bancorp's articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

o any appropriation, in violation of the director's duties, of any business opportunity of the company;
o an act or omission which involves intentional misconduct or a knowing violation of law;
o any transaction from which the director derives an improper personal benefit; or
o as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code.

In addition, if such act is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         First Southern Bancorp's bylaws contain certain provisions which provide that the company shall indemnify directors to the maximum extent provided by Georgia law. This protection is broader than the protection expressly mandated in Sections 14-2-851 and 14-2-852 of the Georgia Business Corporations Code. These statutory sections provide that a company shall indemnify a director or an officer only to the extent that he has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. In addition to this mandatory indemnification right, our bylaws provide additional mandatory protection that includes, but is not limited to, situations where the director (a) conducted himself in good faith, (b) reasonably believed that conduct in his official capacity with the company was either in the company's best interest or was not opposed to the best interest of the company; and (c) that he had no reasonable cause to believe his conduct was unlawful.

         Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of First Southern Bancorp pursuant to the foregoing provisions, or otherwise, First Southern Bancorp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

         We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 28. These transactions are not expected to involve more than the normal risk of collectibility or present other unfavorable features. Loans to individual directors and officers must also comply with the bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.


Consulting Agreement


         We have entered into a consulting agreement effectively dated February 1, 2001 with a company wholly owned by our President and Chief Executive Officer, F. Thomas David, to provide consulting and organizational services to us prior to opening First Southern National Bank. Under this agreement, we pay the consulting company $4,168 per month, plus an additional lump sum amount equal $6,000 multiplied times the number of months, and any fractions of months, between February 1, 2001 and the date First Southern National Bank opens for business. The lump sum amount will be paid on February 1, 2002. This agreement will terminate on the date First Southern National Bank opens for business, and it will be replaced by Mr. David's employment agreement. Please see "Manangement
- Employment Agreements" on page 38 for a discussion of Mr. David's employment agreement. We beleive that this transaction is on terms substantially the same or better than those prevailing at the time for comparable transactions with unrelated parties.


             DESCRIPTION OF CAPITAL STOCK OF FIRST SOUTHERN BANCORP

General

         The authorized capital stock of First Southern Bancorp consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary describes the material terms of First Southern Bancorp's capital stock. Reference is made to the articles of incorporation of First Southern Bancorp which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, for a detailed description of the provisions summarized below.

Common Stock

         Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See "Dividend Policy" on page 15. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

Preferred Stock


         First Southern Bancorp's articles of incorporation provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and such issuances could have the effect of decreasing the market price of the common stock. We do not plan to issue any shares of preferred stock, and will not issue preferred stock to organizers on terms more favorable than those on which we issue preferred stock to shareholders other than organizers.


Anti-takeover Effects

         The provisions of the articles, the bylaws, and Georgia law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Restriction on Acquisition. Section 7-1-622 of the Financial Institutions Code of Georgia prohibits companies from "acquiring" First Southern National Bank until the bank has been in existence and continuous operation for five years.

         Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of First Southern Bancorp by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.

         Number of Directors. The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Initially, we will have 16 directors.

         Classified Board of Directors. Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

         Number, Term, and Removal of Directors. We currently have 16 directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders, by a majority vote of those entitled to vote in an election of directors, or our board of directors, by a unanimous vote, excluding the director in question, may remove a director with or without cause. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee of the board of directors, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company no earlier than 30 days and no later than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with these procedures.

         Nomination Requirements. Pursuant to the bylaws, we have established certain nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that the party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

Shares Eligible for Future Sale

         Upon completion of this offering, we will have up to 1,000,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by "affiliates" of First Southern Bancorp, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

         In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of First Southern Bancorp pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for First Southern Bancorp by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.


                                     EXPERTS

         First Southern Bancorp's June 30, 2001 financial statements, dated July 2, 2001, have been audited by Porter Keadle Moore, LLP as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to First Southern Bancorp, First Southern National Bank, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

         You can examine and obtain copies of the Registration Statement at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains all of the reports, proxy and information statements and other information regarding registrants that file electronically with the SEC using the EDGAR filing system, including First Southern Bancorp.

         We have filed or will file various applications with the Office of the Comptroller of the Currency and the FDIC. You should only rely on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the Office of the Comptroller of the Currency and the FDIC, then this other information is superseded by the information in this prospectus. Projections appearing in the applications to our regulatory agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. First Southern Bancorp and First Southern National Bank specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If one of these contracts or documents is an exhibit to the Registration Statement, you may obtain and read the document or contract for more information.

       As a result of this offering, First Southern Bancorp will become a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.

                             FIRST SOUTHERN BANCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                Table of Contents

                                                                        Page(s)

Independent Auditors' Report................................................F-2

Financial Statements:

   Balance Sheet  ..........................................................F-4

   Statement of Operations..................................................F-5

   Statements of Changes in Organizers' Equity..............................F-6

   Statement of Cash Flows..................................................F-7

Notes to Financial Statements...............................................F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
First Southern Bancorp


We have audited the accompanying balance sheet of First Southern Bancorp (a development stage corporation) as of June 30, 2001, and the related statements of operations, changes in stockholder's deficit and cash flows for the period from November 29, 2000 (inception) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Southern Bancorp as of June 30, 2001 and the results of its operations and its cash flows from November 29, 2000 (inception) to June 30, 2001 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that First Southern Bancorp will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.



/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
July 2, 2001

                             FIRST SOUTHERN BANCORP
                        (A Development Stage Corporation)

                              Financial Statements

               November 29, 2000 (inception) through June 30, 2001

                 (with Independent Accountants' Report thereon)

                             FIRST SOUTHERN BANCORP
                        (A Development Stage Corporation)

                                  Balance Sheet

                                  June 30, 2001

                                     Assets



Cash                                                                                               $    21,324
Other assets                                                                                            25,000
                                                                                                      --------

                  Total Assets                                                                     $    46,324
                                                                                                      ========


                      Liabilities and Stockholder's Deficit

Accounts payable                                                                                   $    21,465
Note payable - line of credit                                                                          150,000
                                                                                                       -------

                  Current liabilities                                                                  171,465
                                                                                                       -------

Stockholder's deficit:
      Preferred stock, par value $.01, 10,000,000 shares authorized;
           no shares issued or outstanding                                                                   -

      Common stock, par value $.01, 10,000,000 shares authorized;
           10 shares issued and outstanding                                                                100

      Deficit accumulated during the development stage                                                (125,241)
                                                                                                       -------

                  Total stockholder's deficit                                                         (125,141)
                                                                                                       -------

                  Total liabilities and stockholder's deficit                                      $    46,324
                                                                                                      ========




See accompanying notes to financial statements.

                             FIRST SOUTHERN BANCORP
                        (A Development Stage Corporation)

                             Statement of Operations

       For the Period from November 29, 2000 (inception) to June 30, 2001



Expenses:

      Salaries & benefits                                     $    25,240

      Occupancy                                                     2,691

      Legal and consulting                                         64,319

      Interest                                                      3,544

      Regulatory fees                                              15,000

      Other operating                                              14,447
                                                                 --------

                  Net loss                                    $   125,241
                                                                 ========




See accompanying notes to financial statements.

                             FIRST SOUTHERN BANCORP
                        (A Development Stage Corporation)


                  Statement of Changes in Stockholder's Deficit

       For the Period from November 29, 2000 (inception) to June 30, 2001




                                                                                           Deficit
                                                                                         Accumulated
                                                                           Additional    During the
                                                Preferred       Common       Paid In     Development
                                                  Stock         Stock       Capital       Stage             Total
                                               ------------------------------------------------------------------

Organizing shares issued                   $        -             -            100            -                100
                                                  -----         -----

Net loss                                            -             -             -          (125,241)       (125,241)
                                                  -----         -----        -----          -------         -------

Balance, June 30, 2001                     $        -             -            100         (125,241)       (125,141)
                                                  =====         =====          ===          =======         =======





See accompanying notes to financial statements.

                             FIRST SOUTHERN BANCORP
                        (A Development Stage Corporation)


                             Statement of Cash Flows

       For the Period from November 29, 2000 (inception) to June 30, 2001



Cash flows from operating activities:
      Net loss                                                                                     $  (125,241)
      Adjustments to reconcile net loss to net cash used in
           operating activities:
               Increase in other assets                                                                (25,000)
               Increase in accounts payable                                                             21,465
                                                                                                      --------

                       Net cash used in operating activities                                          (128,776)
                                                                                                      --------

Cash flows from financing activities, consisting of
      proceeds from note payable                                                                       150,000
      proceeds from organizing shares                                                                      100
                                                                                                      --------

Net cash provided by financing activities                                                              150,100
                                                                                                      --------

Net increase in cash                                                                                    21,324

Cash at beginning of period                                                                                  -
                                                                                                      --------


Cash at end of period                                                                              $    21,324
                                                                                                      ========


Supplemental schedules of cash flows:
      Interest paid                                                                                $     3,544
                                                                                                     =========



See accompanying notes to financial statements.

                             FIRST SOUTHERN BANCORP
                        (A Development Stage Corporation)

                          Notes to Financial Statements


(1)   Organization
      First Southern Bancorp (First Southern) was incorporated for the purpose of becoming a bank holding company. First Southern intends to acquire 100% of the outstanding common stock of First Southern National Bank (In Organization) (the Bank), which will operate in the Statesboro and Bulloch County, Georgia area. The organizers of the Bank filed a joint application to charter the Bank with the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation on May 1, 2001. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence by the first quarter of 2002.


      Operations through June 30, 2001 relate primarily to expenditures by the organizers for incorporating and organizing. Prior to April 24, 2001, when First Southern was incorporated, the organizers had been operating as FSNB, LLC under a partnership agreement. All expenditures by the organizers are considered expenditures of First Southern.

      First Southern plans to raise between $6,100,000 and $10,000,000 through an offering of its common stock at $10 per share, of which $6,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $3,505,000 of First Southern stock.


      In connection with First Southern's formation and initial offering, warrants will be issued to the organizing stockholders. The warrants generally allow each holder to purchase one additional share of common stock for every two shares that holder purchased in the initial offering and vest over the five succeeding anniversaries of the date of completion of the initial offering of the Bank at the initial offering price of $10 per share. These warrants expire ten years after the date of grant. First Southern also plans to reserve up to 15% of the total shares outstanding after the initial offering for the issuance of options to its officers, directors and employees under a stock option plan.


(2)   Summary of Significant Accounting Policies

      Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ for those estimates.

      Organization Costs
      Costs incurred for the organization of First Southern and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

      Deferred Offering Expenses
      Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

      Pre-Opening expenses
      Costs incurred for overhead and other operating expenses are included in the current period's operating results.

                             FIRST SOUTHERN BANCORP
                        (A Development Stage Corporation)

                    Notes to Financial Statements, continued

      Proforma Net Loss Per Common Share
      Proforma net loss per common share is calculated by dividing net loss by the minimum number (610,000) of common shares, which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the period ended June 30, 2001 was $.21 per share.

(3)   Liquidity and Going Concern Considerations
      First Southern incurred a net loss of $125,241 for the period from November 29, 2000 (inception) to June 30, 2001. At June 30, 2001, liabilities exceeded assets by $125,241.

      At June 30, 2001, First Southern is funded by a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

      To provide permanent funding for its operation, First Southern is currently offering a minimum of 610,000 and a maximum of 1,000,000 shares of its $.01 par value common stock at $10 per share in an initial public offering. Costs related to the organization and registration of First Southern's common stock will be paid from the gross proceeds of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by the subscribers with their subscriptions will be returned and the offer withdrawn.

(4)   Line of Credit
      Organization, offering and pre-opening costs incurred prior to the opening for business, as well as the purchase of the Bank site, will be funded under a $1,100,000 line of credit. The terms of the existing line of credit, which is guaranteed by the organizers, include a maturity of March 28, 2002 and interest, payable quarterly, calculated at three-quarters of one percent below the prime interest rate.

(5)   Preferred Stock
      Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of First Southern. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(6)   Commitments and Related Party Transactions
      Contracts for the land on which the main office will be constructed has been entered into with a total purchase price of approximately $600,000, of which $25,000 has been paid as earnest money.


      First Southern has entered into employment agreements with its President and Chief Executive Officer, its Chief Financial Officer, and its Chief Credit Officer providing for initial terms of three years. First Southern has also entered into a consulting agreement with a company wholly owned by its President and Chief Executive Officer to provide consulting services to First Southern and the Bank through the date the Bank opens for business, when the Presdident and Chief Executive Officer's employment agreement will take effect. The agreements provide for base salaries, incentive bonuses based on First Southern's performance, stock options equal to 5%, 2%, and 2%, respectively, of the number of shares sold in the initial offering at the offering price of $10.00 per share, and other perquisites commensurate with their employment.

      First Southern also plans to grant its Chairman options to purchase up to 1% of its common stock sold in its initial public offering at the offering price of $10.00 per share.

                             FIRST SOUTHERN BANCORP
                        (A Development Stage Corporation)

                    Notes to Financial Statements, continued

(7)   Income Taxes
      The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at June 30, 2001:

         Deferred tax assets:
              Pre-opening expenses                               $      46,250
              Net operating loss carryforward                            1,350
                                                                       -------

              Total gross deferred tax assets                           47,600
              Less valuation allowance                                 (47,600)
                                                                        ------

              Net deferred taxes                                 $           -
                                                                       =======

      The future tax consequences of the differences between the financial reporting and tax basis of First Southern's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

                             FIRST SOUTHERN BANCORP
                     STOCK ORDER FORM/SUBSCRIPTION AGREEMENT


TO:      First Southern Bancorp
         P.O. Box 567
         Statesboro, Georgia 30459

Ladies and Gentlemen:

         You have informed me that First Southern Bancorp, a Georgia corporation (the "Company"), is offering up to 1,000,000 shares of its common stock, at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned (the "prospectus").

         1. Subscription. Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "The Bankers Bank as escrow agent for First Southern Bancorp" the amount indicated below (the "Funds"), representing the payment of $10.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

         2. Acceptance of Subscription. It is understood and agreed that First Southern Bancorp shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. First Southern Bancorp may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. Acknowledgments. The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

         4. Revocation. The undersigned agrees that once this Subscription Agreement is tendered to First Southern Bancorp, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

By executing this agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange act of 1934.

The shares of common stock offered here are not savings accounts or savings deposits accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.


-------------------------------------                -------------------------------------------
Number of Shares Subscribed                          Name or Names of Subscribers (Please Print)
for (at least 100 shares and no more than
5% of the minimum offering)

$  -------------------------------------             -----------------------------------------------------
Total Subscription Price at                          Please indicate form of ownership desired (individual,
$10.00 per share (funds must be enclosed)            joint tenants with right of survivorship, tenants in
                                                     common, trust corporation, partnership, custodian, etc.)


Date:                                                                                                     (L.S.)
       -------------------------------------                  --------------------------------------------
                                                              Signature of Subscriber(s)



                                                                                                          (L.S.)
--------------------------------------------                  --------------------------------------------
Social Security Number or Federal                             Signature of Subscriber(s)
Taxpayer Identification Number

Street (Residence) Address:



         ----------------------------

         ----------------------------

         ----------------------------
         City, State and Zip Code


         When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.



TO BE COMPLETED BY FIRST SOUTHERN BANCORP:

         Accepted as of                   ,         , as to             shares.
                        ------------------  -------         -----------


                                     FIRST SOUTHERN BANCORP


                                     -------------------------------------------
                                     By:
                                     Title:

                      FEDERAL INCOME TAX BACKUP WITHHOLDING


         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.


                               SUBSTITUTE FORM W-9

         Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

         You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

         Each subscriber should complete this section.


------------------------------------     ---------------------------------------

Signature of Subscriber                       Signature of Subscriber


------------------------------------     ---------------------------------------

Printed Name                                  Printed Name


------------------------------------     ---------------------------------------

Social Security or Employer                   Social Security or Employer
Identification No.                            Identification No.
------------------------------------     ---------------------------------------

================================================================================



                                                      1,000,000 Shares
                     TABLE OF CONTENTS                  Common Stock

                                              FIRST SOUTHERN BANCORP


                                          A Proposed Bank Holding Company For
Summary ..............................3
Risk Factors..........................7              [Bank Logo Here]
Forward-Looking Statements............9
The Offering.........................10
Use of Proceeds .....................13
Capitalization.......................15
Dividend Policy .....................15       FIRST SOUTHERN NATIONAL BANK
Management's Discussion and                        (In Organization)
  Analysis of Financial
  Condition and Plan of Operation....16
Proposed Business....................18              ----------------
Supervision and Regulation...........25                 PROSPECTUS
Management...........................32              -----------------
Certain Relationships and
    Related Transactions.............41
Description of Capital Stock.........41
Legal Matters........................44
Experts..............................44
Additional Information ..............44
Index to Financial Statements ......F-1
Subscription Agreement..............A-1


     --------------------


You should rely only on the information
contained in this document. We have not
authorized anyone to give any
information that is different. This
prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.


Until, ___________ all dealers that
effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriter, and with respect to their unsold allotments or subscriptions.

                                                       __________,2001

================================================================================

                                     PART II


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.  Indemnification of Directors and Officers

         The Georgia Business Corporation Code, as amended, ("Georgia Law") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of duty, provided that no provision shall eliminate or limit the liability of a director for: an appropriation of any business opportunity of the corporation; any act or omission which involves an intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or any distribution that is illegal under Section 14-2-832 of the Georgia Law. The company's Articles of Incorporation (the "Articles") contain a provision which limits the liability of a director to the company or its shareholders for any breach of duty as a director except for a breach of duty for which the Georgia Law prohibits such limitation of liability. This provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

         The company's Articles and Bylaws (the "Bylaws") contain certain provisions which provide indemnification to directors of the company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Georgia Law. If a director or officer of the company has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the company, Sections 14-2-852 and 14-2-857 of the Georgia Law would require the company to indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The Georgia Law expressly allows the company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         The indemnification provisions in the company's Articles and Bylaws require the company to indemnify and hold harmless each of its directors, officers, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the company, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. Indemnified persons would also be entitled to have the company advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts must be repaid.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of First Southern Bancorp pursuant to the foregoing provisions, or otherwise, First Southern Bancorp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         The company has the power, under its Bylaws, to obtain insurance on behalf of any director, officer, employee or agent of the company against any liability asserted against or incurred by such person in any such capacity, whether or not the company has the power to indemnify such person against such liability at that time under the Articles, Bylaws or the Georgia Law.

Item 25.  Other Expenses of Issuance and Distribution.


         Estimated expenses of the sale of the shares of common stock are as follows:

                  Registration Fee                        $       2,500
                  Printing, Engraving and Filing                 15,000
                  Legal Fees and Expenses                        30,000
                  Accounting Fees                                 5,000
                  Blue Sky Fees and Expenses                     10,000
                  Miscellaneous Disbursements                    12,500
                                                          -------------

                  TOTAL                                   $      75,000
                                                          =============


Item 26.  Recent Sales of Unregistered Securities.

         From inception, First Southern Bancorp has issued a total of 10 shares of its common stock to one of its organizers. The price per share was $10.00 for a total purchase price of $100.00. There were no sales agency commissions paid with respect to these transactions. These shares will be redeemed at $10.00 per share after the offering. All sales were exempt under Section 4(2) of the Securities Act of 1933.

Item 27.  Exhibits.


3.1.     * Articles of Incorporation, as amended

3.2.     * Bylaws

4.1. * See Exhibits 3.1 and 3.2 for provisions in First Southern Bancorp's Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     * Form of certificate of common stock


5.1.     Opinion Regarding Legality


10.1. Employment Agreement between First Southern Bancorp and F. Thomas David effective as of the opening date of First Southern National Bank

10.2.    Employment Agreement between First Southern Bancorp and
         Christopher T. Cliett effective as of June 1, 2001

10.3.    Employment Agreement between First Southern Bancorp and Charles
         R. Fennell effective as of June 1, 2001

10.4.    * Form of Stock Warrant Agreement

10.5. * Promissory Note dated March 28, 2001 between Nexity Bank and First National Bank of Statesboro

10.6. * Amended and Restated Option to Purchase Real Estate dated July 9, 2001, by and between FSNB, LLC and William and Joyce Lovett and Charles and Betty Rockett

10.7. * Option to Purchase Real Estate dated January 25, 2001, by and between FSNB, LLC and Cecil and Marjorie Kennedy

10.8.    Escrow Agreement between First Southern Bancorp and The Bankers
         Bank

10.9 Consulting Agreement between First Southern Bancorp and TD Investments, Inc. effectively dated February 1, 2001


23.1.    Consent of Independent Public Accountants

23.2. * Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. Power of Attorney (filed as part of the signature page to the Registration Statement)



------------------------------

*  Previously Filed.

Item 28.          Undertakings.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of First Southern Bancorp pursuant to the provisions described in Item 24 above, or otherwise, First Southern Bancorp has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         If a claim for indemnification against such liabilities (other than the payment by First Southern Bancorp of expenses incurred or paid by a director, officer or controlling person of First Southern Bancorp in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, First Southern Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment #1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Statesboro, State of Georgia, on September 7, 2001.

                                    FIRST SOUTHERN BANCORP


                                    By:  /s/ F. Thomas David
                                         -----------------------------
                                         F. Thomas David
                                         Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment #1 to this Registration Statement has been signed by the following in the capacities and on the dates indicated.


Signature                                            Title                              Date
---------                                            -----                              ----


*                                                     Director
--------------------------------------------
Michael R. Anderson


/s/ F. Thomas David                                  President, and                     September 7, 2001
--------------------------------------------         Chief Executive Officer
F. Thomas David


*                                                    Director
--------------------------------------------
Charles A. Deal


*                                                    Principal Financial and
--------------------------------------------
Charles R. Fennell, Jr.                              Accounting Officer

*                                                    Director
--------------------------------------------
William I. Griffis


*                                                    Director
--------------------------------------------
Tracy D. Ham



 *                                                   Director
--------------------------------------------
James A. High


*                                                    Director
--------------------------------------------
W. Pratt Hill, III


*                                                    Director
--------------------------------------------
Michael R. Kennedy


*                                                    Director
--------------------------------------------
R. Whitman Lord


*                                                    Director
--------------------------------------------
Laura T. Marsh


*                                                    Director
--------------------------------------------
Jeffrey D. Pope


*                                                    Director
--------------------------------------------
Ronnie J. Pope


*                                                    Director
--------------------------------------------
Hudson J. Powell, Sr.


*                                                    Director
--------------------------------------------
Lamar O. Reddick


*                                                    Director
--------------------------------------------
Devra P. Walker


*                                                    Director
--------------------------------------------
L. Anthony Waters, III



/s/ F. Thomas David
---------------------------------------------                                           September 7, 2001
* As Attorney-in Fact




EXHIBIT INDEX
--------------

Exhibit           Description
-------           -----------


3.1.     * Articles of Incorporation, as amended

3.2.     * Bylaws

4.1. * See Exhibits 3.1 and 3.2 for provisions in First Southern Bancorp's Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     * Form of certificate of common stock


5.1.     Opinion Regarding Legality


10.1. Employment Agreement between First Southern Bancorp and F. Thomas David effective as of the opening date of First Southern National Bank

10.2.    Employment Agreement between First Southern Bancorp and
         Christopher T. Cliett effective as of June 1, 2001

10.3.    Employment Agreement between First Southern Bancorp and Charles
         R. Fennell effective as of June 1, 2001

10.4.    * Form of Stock Warrant Agreement

10.5. * Promissory Note dated March 28, 2001 between Nexity Bank and First National Bank of Statesboro

10.6. * Amended and Restated Option to Purchase Real Estate dated July 9, 2001, by and between FSNB, LLC and William and Joyce Lovett and Charles and Betty Rockett

10.7. * Option to Purchase Real Estate dated January 25, 2001, by and between FSNB, LLC and Cecil and Marjorie Kennedy

10.8.    Escrow Agreement between First Southern Bancorp and The Bankers
         Bank

10.9 Consulting Agreement between First Southern Bancorp and TD Investments, Inc. effectively dated February 1, 2001


23.1.    Consent of Independent Public Accountants

23.2. * Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. Power of Attorney (filed as part of the signature page to the Registration Statement)



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*  Previously Filed.